Exhibit (99)(K)(6)

NOTE PURCHASE AGREEMENT

dated as of

December 21, 2009

among

ALTERNATIVE INVESTMENT PARTNERS ABSOLUTE RETURN FUND

as Issuer

CREDIT SUISSE INTERNATIONAL

as Paying Agent, Collateral Agent and Purchaser

-i-

-ii-

NOTE PURCHASE AGREEMENT dated as of December 21, 2009, among ALTERNATIVE INVESTMENT PARTNERS ABSOLUTE RETURN FUND, a Delaware statutory trust (the “Issuer”), CREDIT SUISSE INTERNATIONAL, as paying agent, as collateral agent and as initial purchaser of the Variable Funding Note (in such capacity, together with its successors and assigns, the “VFN Purchaser”) and the other Purchasers of the Notes from time to time (together with the VFN Purchaser, the “Purchasers”).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Single Agreement. This agreement, together with that certain Supplemental Schedule to Note Purchase Agreement dated as of the date hereof among the Issuer, Credit Suisse International, in its capacities as VFN Purchaser, Paying Agent and Collateral Agent and the other Purchasers from time to time party thereto (the “Supplemental Schedule”), and any Exhibits and Annexes hereto and to the Supplemental Schedule, shall form a single agreement (collectively, as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”).

Section 1.02 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, solely for purposes of Section 6.09, the term “Affiliate” shall also include any Person that directly or indirectly owns 5% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified. The term “Affiliated” shall have the meaning correlative thereto.

“Agents” shall mean, collectively, the Paying Agent and the Collateral Agent, and “Agent” shall mean either one of them.

“Aggregate Collateral Value” shall mean, at any time, the sum of all Market Values of all Investments in Investment Funds in which the Issuer is permitted to invest pursuant to Section 6.03 which are owned by the Issuer and held as Collateral in the Custody Account, which account, and all securities entitlements therein, shall be subject to a perfected first priority security interest in favor of the Collateral Agent.

“Aggregate Exposure” shall mean, at any date of determination, the sum of the aggregate outstanding Notional Amounts on such date including any Fees and interest capitalized pursuant to Sections 2.04(b), 2.05(a) or 2.07(b) and any Fees and interest accrued but not yet paid or capitalized.

“Aggregate Exposure Percentage” shall mean, with respect to any Purchaser, the fraction expressed as a percentage, where (a) the numerator is a dollar amount equal to the Aggregate Exposure of such Purchaser and (b) the denominator is a dollar amount equal to the Aggregate Exposure of all Purchasers.

“Agreement” shall have the meaning set forth in Section 1.01.

“Alternate Interest Rate” shall mean a rate per annum less than or equal to the lesser of (a) the Federal Funds Effective Rate plus 3.00% per annum and (b) the cost to the VFN Purchaser (as determined by the VFN Purchaser in good faith) as its blended cost to fund the relevant amounts; provided that the VFN Purchaser shall be under no obligation to disclose any non-public information used in determining such rate.

“Asset Coverage” shall mean, as of any date of determination, the Issuer’s “asset coverage” (as defined in Section 18(h) of the Investment Company Act) of “senior securities” representing indebtedness (as defined in Section 18(g) of the Investment Company Act), in each case, as computed on such date of determination, (i) regardless of whether or not dividends or distributions are being made on such date or whether Indebtedness is being incurred on such date, (ii) as if each outstanding Notional Amount constituted a “senior security” without regard to whether such Notional Amount is a loan for “temporary purposes” or otherwise excludable from the definition of “senior securities” under Section 18(g) of the Investment Company Act and (iii) as if each unfunded obligation of the Issuer to contribute capital to Investment Funds constituted a “senior security” without regard to whether such unfunded amount is excludable from the definition of “senior securities” under Section 18(g) of the Investment Company Act.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City and London are authorized or required by law to close; provided however, that when used in connection with a Eurodollar Notional Amount, the term “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in London are authorized or required by law to close.

“Cash Equivalents” shall mean (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof, maturing within one year from the date of acquisition thereof, (b) commercial paper or other marketable debt securities maturing no more than one year from the date of creation thereof and currently having a rating of “A-1” (or the then-equivalent grade) or better from Standard & Poor’s Ratings Group, “Prime-1” (or the then-equivalent grade) or better from Moody’s Investors Service, Inc. or “F-1” (or the then-equivalent grade) or better from Fitch Ratings, (c) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by an internationally recognized rating agency or an equivalent rating from a nationally recognized rating agency of the country in which such commercial bank is incorporated, in each case, as reasonably determined by the Collateral Agent (an “A Rated Bank”), (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks and (e) money market funds complying with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the VFN Purchaser (or, for purposes of Section 2.09, by any lending office of the VFN Purchaser or by the VFN Purchaser’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean all assets purported to be subject to the Lien of the Collateral Agent pursuant to any Collateral Document.

“Collateral Agent” shall mean Credit Suisse International in its capacity as collateral agent under the Collateral Documents, together with its successors and assigns.

“Collateral Agreement” shall mean the Collateral Agreement dated as of the date hereof between the Issuer and the Collateral Agent.

“Collateral Documents” shall mean (a) the Collateral Agreement, the Control Agreement and the Custodian Agreement, (b) any additional pledges, security agreements, control agreements, mortgages or other instruments or documents required to be delivered pursuant to the Note Documents and any instruments of assignment and (c) any other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.07.

“Compliance Conditions Breach” shall have the meaning set forth in Section 6.05.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean the Control Agreement dated as of the date hereof among the Issuer, the Collateral Agent and the Custodian.

“Custody Account” shall mean the “Collateral Account” (or, if applicable, the “Collateral Accounts”) as such term is defined in the Control Agreement.

“Debtor Relief Laws” shall mean Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Deposit Account” shall have the meaning set forth in the Control Agreement.

“Derivative Contracts” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement, including all obligations or liabilities under any such master agreement and related appendices.

“Diversification Factor” shall have the meaning set forth in Appendix 1.

“dollars” or “$” shall mean lawful money of the United States of America.

“Early Termination Fee” shall mean a fee in an amount equal to the Notional Limit (before giving effect to such termination) multiplied by the Early Termination Fee Rate multiplied by a fraction (A) the numerator of which is the number of days from and including the date of such termination to but not including the Scheduled Maturity Date and (B) the denominator of which is 360.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Issuer, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Eurodollar” when used in reference to any Notional Amount shall refer to whether such Notional Amount is bearing interest at a rate determined by reference to LIBOR.

“Event of Default” shall have the meaning set forth in Article VII.

“Excluded Taxes” shall mean, with respect to any Agent, any Purchaser or any other recipient of any payment to be made by or on account of any obligation of the Issuer hereunder, (a) income or franchise taxes or other Taxes imposed on (or measured by) its net income by the United States of America or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Purchaser, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a), and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.11(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Issuer with respect to such withholding tax pursuant to Section 2.11(a).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Minimum Notional Amount Fee, the Early Termination Fee, the Additional Fee and other fees and expenses payable hereunder.

“Foreign Lender” has the meaning assigned to such term in Section 2.11(d)

“Foreign Pension Plan” shall mean any benefit plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Issuer or any one or more of its ERISA Affiliates primarily for the benefit of employees of the Issuer or such ERISA Affiliates residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment.

“GAAP” shall mean, with respect to the accounting principles employed by the Issuer in preparing its financial statements, either (a) United States generally accepted accounting principles or (b) or international accounting standards adopted by the International Accounting Standards Committee, in each case that are applicable to the circumstances as of the date of determination, applied on a consistent basis.

“Governing Documents” shall mean the Organization Documents of the Issuer, the Prospectus, the Administration Agreement and the Investment Management Agreement.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all “senior securities” representing indebtedness (as defined in the first paragraph of Section 18(g) of the Investment Company Act and without regard to the second paragraph thereof), (b) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (f) capital leases, synthetic leases and any other transactions which take the place of or are the functional equivalent of borrowing, (g) all obligations of such Person to post margin or collateral (however characterized) under any prime brokerage, securities account, options or similar agreements and all net obligations of such Person in respect of Derivative Contracts and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent expressly made non-recourse to such Person.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Information” shall have the meaning set forth in Section 9.15.

“Interest Accrual Date” shall mean with respect to any Notional Amount for any Interest Period applicable thereto, the Rollover Date immediately following the last day of such Interest Period or, with respect to any Interest Period which ends on the Maturity Date, the Maturity Date.

“Interest Period” shall mean, with respect to any Notional Amount or other amount (a) initially, the period commencing on the Optional Increase Date of such Notional Amount or the date such amount otherwise accrued and extending up to, but not including, the next succeeding Rollover Date and (b) thereafter, the period commencing on each Rollover Date and extending up to, but not including, the next succeeding Rollover Date; provided that any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date.

“Investment” shall mean (a) any Equity Interests in, evidence of indebtedness or other securities of, another Person, (b) any loan or advance to, or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation, interest or other investment in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder, as modified or interpreted by orders of the SEC, or other interpretative releases or letters issued by the SEC or its staff, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Investment Fund” shall have the meaning set forth in Appendix 1.

“Investor Letter” shall mean an Investor Letter executed and delivered by a Purchaser, substantially in the form of Exhibit C with the appropriate completions, or in any other form approved by the VFN Purchaser.

“Issuer” shall have the meaning set forth in the introductory statements hereto.

“LIBOR” shall mean, with respect to any Eurodollar Notional Amount for any Interest Period, an interest rate per annum equal to the product of (a) the rate per annum for a three month period determined by the Paying Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars as set forth on Bloomberg Screen US0003M <Index> (and if the rate is not available on such service, as set forth on the Reuters Screen LIBOR Page); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, such rate shall be the interest rate per annum determined by the Paying Agent to be the average of the rates per annum at which deposits in dollars are offered for a three month period by major banks in the London interbank market in London, England to the Paying Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period and (b) Statutory Reserves.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, encumbrance, hypothecation, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board (as from time to time in effect and all official rulings and interpretations thereunder or thereof).

“Market Value” shall have the meaning set forth in Appendix 1.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets (including the Collateral), liabilities, operations, condition (financial or otherwise), operating results or prospects of the Issuer or the Investment Manager, (b) the ability of the Issuer to perform any of its obligations under any Note Document to which it is a party, (c) the legality, validity or enforceability of any Note Document or (d) the rights of or benefits available to the Secured Parties (as defined in the Collateral Agreement) under any Note Document.

“Maturity Date” shall mean the earliest of (i) the Scheduled Maturity Date, (ii) the date upon which the Notional Limit terminates pursuant to Section 2.03(b) or (d) or 2.05(c), as applicable; or (iii) the date upon which the Obligations become due and payable after the occurrence of an Event of Default.

“Maximum Notional Amount” shall mean the lesser of (a) the Notional Limit and (b) the product of the Aggregate Collateral Value and the Maximum Risk Ratio.

“Minimum Notional Amount Fee” shall mean a fee equal to the Applicable Percentage multiplied by the greater of (i) an amount determined daily by which the Minimum Notional Amount exceeds the sum of the aggregate principal amount on such date of all outstanding Notional Amounts, including in each case any interest and Fees capitalized pursuant to Section 2.04(b) and Section 2.05(a), and after giving effect to any increases of Notional Amounts and prepayments or repayments of Notional Amounts occurring on such date less accrued fees and (ii) zero.

“Minimum Notional Amount Fee Accrual” shall mean, with respect to the period commencing on the Closing Date to but excluding the Maturity Date, an amount equal to the sum of the Minimum Notional Amount Fees accruing for each day during such period.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Issuer or any of its ERISA Affiliates shall have any liability.

“Net Asset Value” shall mean the Issuer’s Net Equity divided by the number of shares outstanding.

“Net Equity” shall mean the total assets of the Issuer minus total liabilities of the Issuer, as determined in accordance with GAAP.

“Note” shall have the meaning set forth in Section 2.01.

“Note Documents” shall mean this Agreement, the Collateral Documents and the Notes.

“Notional Amount” shall mean, with respect to the Notes at any time, all or a portion of the outstanding principal amount of the Notes at such time.

“Obligations” shall mean the unpaid principal amount of, and interest (including, without limitation, interest and fees accruing after the maturity of the Notes and interest accruing after the commencement of any proceeding under any Debtor Relief Laws relating to the Issuer, whether or not a claim for post-filing or post-petition interest or fees is allowed in such proceeding) on the Notes, and all other obligations and liabilities of the Issuer to the Agents and the Purchasers, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, or out of or in connection with this Agreement, the Collateral Documents, any other Note Documents, and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Agents or to the Purchasers that are required to be paid by the Issuer pursuant to the terms of this Agreement or any other Note Documents) or otherwise.

“Optional Increase” shall have the meaning set forth in Section 2.02(a).

“Optional Increase Date” shall have the meaning set forth in Section 2.02(c).

“Optional Increase Request” shall mean a request by the Issuer in accordance with the terms of Section 2.02 and substantially in the form of Exhibit B, or such other form as shall be approved by the Paying Agent.

“Optional Prepayment Date” shall have the meaning set forth in Section 2.07(a).

“Organization Documents” shall mean, the constituent documents of any Person together with any investment policies or guidelines, including (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws, (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization, including any declaration of trust, or, in each case, the equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate, side letter or similar agreement, or articles of formation or organization of such entity.

“Paying Agent” shall mean Credit Suisse International in its capacity as calculation and paying agent under the Note Documents, together with its successors and assigns.

“Payment Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York City are authorized or required by law to close.

“Permitted Indebtedness” shall mean the Indebtedness under the Note Documents.

“Permitted Liens” shall mean:

(i) any Lien created under the Note Documents;

(ii) any Liens in favor of the Custodian permitted by the Control Agreement; and

(iii) Liens for taxes not yet due or which are being contested in compliance with Section 5.02.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Issuer or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Proposed Rate Rejection Termination Date” shall have the meaning set forth in Section 2.05(c).

“Purchaser” shall have the meaning set forth in the introductory statements hereto.

“Rate Change” shall have the meaning set forth in Section 2.05(c).

“Rate Change Effective Date” shall have the meaning set forth in Section 2.05(c).

“Rate Change Rejection” shall have the meaning set forth in Section 2.05(c).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replacement Securities Intermediary” shall mean a securities intermediary (a) chosen by the Issuer from the list of well-established securities intermediaries set forth on Appendix 2 hereto, as updated from time to time by the Collateral Agent by delivery of written notice to the Issuer or (b) otherwise approved by the Collateral Agent in its sole discretion.

“Required Purchasers” shall mean (a) the holder or holders of at least 50% of the aggregate principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Issuer or any of its Affiliates, if any) and (b) the VFN Purchaser.

“Responsible Officer” of any Person shall mean any executive officer, financial officer, director or similar official of the Issuer (or of the Investment Manager on behalf of the Issuer) that has knowledge and responsibility for the administration of the obligations of the Issuer in respect of this Agreement.

“Risk Ratio” shall mean at any time the ratio, expressed as a percentage, of (a) the Aggregate Exposure at such time, divided by (b) the Aggregate Collateral Value at such time.

“Risk Ratio Two” shall mean at any time the ratio, expressed as a percentage, of (a) the Aggregate Exposure at such time, divided by (b) (i) the Aggregate Collateral Value at such time minus (ii) the aggregate Market Value of all Investments included in “Aggregate Collateral Value” for which (x) redemptions have been submitted and have not been revoked or cancelled at such time or (y) that have a stated liquidity of three (3) days or less.

“Rollover Date” shall mean the 15th day of each month, or if such day is not a Payment Business Day, the next succeeding Payment Business Day; provided, however that neither the Closing Date nor the Maturity Date shall be a Rollover Date.

“SEC” shall mean the Securities and Exchange Commission or any other Governmental Authority of the United States of America at the time administering the Securities Act or the Investment Company Act.

“Securities Act” shall mean the United States Securities Act of 1933.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Paying Agent or any Purchaser (including any branch, Affiliate, or other fronting office making or holding a Note) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Notional Amounts shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Purchaser under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage. The Paying Agent shall provide a certificate of calculation upon the imposition of any Statutory Reserves which shall be conclusive absent manifest error and, upon request of the Issuer, shall provide confirmation of counsel (whether in-house or outside counsel at the option of the Paying Agent) of the imposition of the reserve requirements giving rise to such Statutory Reserves.

“Subsidiary” shall mean any direct or indirect subsidiary of the Issuer.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent or (c) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority, including stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Note Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Note Document.

“Termination Period” shall have the meaning set forth in Section 2.05(c).

“Transactions” shall mean the execution, delivery and performance by the Issuer of the Note Documents, the making of Optional Increases (if any) hereunder, the repayment of all Existing Indebtedness (if any) required to be repaid on the Closing Date, the granting of liens under the Collateral Documents and the payment of all fees and expenses due and payable on the Closing Date.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law September 26, 2001)).

“Valuation Statement” shall mean, with respect to any Collateral, a statement prepared by the Custodian at the request of the Issuer delivered in electronic format as a spreadsheet (the form of which shall be provided by or approved by the Collateral Agent), and based upon (a) reports from the issuers of such Collateral (or the investment managers of such issuers) setting forth the updated fair market valuations, dates of such valuations and performance data for each Investment Fund and (b) the amount of any cash held in the Custody Account.

“Variable Funding Note” shall have the meaning set forth in Section 2.01.

“VFN Purchaser” shall have the meaning set forth in the introductory statements hereto.

“Volatility” shall mean the annualized standard deviation of the twelve most recent monthly returns of the Collateral, as calculated by the Collateral Agent, in its sole discretion.

Section 1.03 Terms Generally. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Except as otherwise expressly provided herein, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (provided such amendment, supplement or modification complies with any restrictions set forth herein or in any Note Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereby and by the Note Documents or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons, (c) references herein to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require, (d) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time and (e) any reference to any statute or regulation shall include any amendments or supplements of same and any successor statutes and regulations, together with all rules and regulations promulgated thereunder.

ARTICLE II

THE NOTE FACILITIES

Section 2.01 Form of Notes; Authorization of Issuance. The Issuer agrees to issue on the Closing Date a floating rate senior secured variable funding promissory note (the “Variable Funding Note”), substantially in the form of Exhibit A attached hereto (collectively, the Variable Funding Note and each other note delivered in substitution or exchange thereof are referred to as the “Notes”), with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, in the maximum aggregate principal amount equal to the Notional Limit.

Section 2.02 VFN Issuance. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the VFN Purchaser agrees to purchase from the Issuer, on the Closing Date, the Variable Funding Note and the VFN Purchaser agrees to make advances to the Issuer, from time to time on or after the date hereof until the Maturity Date, which advances shall increase the outstanding Notional Amount and which shall be in an aggregate principal amount at any time outstanding that will not result in the Aggregate Exposure exceeding the Maximum Notional Amount (any such advance, and any capitalization of interest or Fees pursuant hereto, an “Optional Increase”). Subject to the foregoing, the portion of the Notional Amount paid or repaid may be reborrowed. The Issuer hereby agrees to draw a Notional Amount at least equal to the Initial Notional Amount on the Closing Date.

(a) Each Optional Increase requested shall be in an aggregate principal amount of at least $100,000 and integral multiples of $100,000 in excess thereof. The VFN Purchaser may at its option fund any Optional Increase by causing any domestic or foreign branch or Affiliate of the VFN Purchaser to which it would be permitted to transfer or assign its rights and obligations hereunder to fund such Optional Increase.

(b) The Issuer shall notify the Paying Agent of requests for advances by hand delivery, fax or electronic mail in PDF format of a written Optional Increase Request, substantially in the form of Exhibit B, not later than 11:00 a.m., New York City time, two (2) Business Days before the date of such proposed Optional Increase (the “Optional Increase Date”), which shall be a Payment Business Day. The Paying Agent shall promptly advise the VFN Purchaser of any notice given pursuant to this Section 2.02. Unless otherwise specified in the Optional Increase Request, the VFN Purchaser shall wire any funds for an Optional Increase to the Custody Account.

Section 2.03 Evidence of Debt; Repayment of Notional Amounts. (a) The Issuer hereby unconditionally promises to pay to the Paying Agent for the account of the Purchasers, on the Maturity Date, (i) the unpaid principal amount of all Notional Amounts, together with accrued interest thereon and (ii) any and all Fees and other amounts payable hereunder. The Notional Limit shall automatically terminate on the Maturity Date.

(b) The Issuer may upon not less than ninety (90) days’ prior irrevocable written notice to the Paying Agent permanently terminate the Notional Limit in whole but not in part prior to the Maturity Date; provided, however, that the Issuer shall pay to the Paying Agent for the account of the Purchasers, on the date of such termination, (i) the aggregate outstanding Notional Amounts, together with accrued interest thereon, (ii) an Early Termination Fee and (iii) any and all other Fees and other amounts payable hereunder that have accrued but are not yet paid or capitalized through the date of such termination.

(c) The Issuer may upon not less than twenty (20) days’ prior irrevocable written notice to the Paying Agent permanently terminate a portion of the Notional Limit on any Rollover Date that is at least ninety (90) days after the Closing Date and prior to the Maturity Date; provided, however, that following any such reduction the Notional Limit shall not be less than $30,000,000.

(d) The Paying Agent may, at the direction of the Required Purchasers, upon not less than one hundred eighty (180) days’ prior irrevocable written notice to the Issuer permanently terminate the Notional Limit in whole but not in part prior to the Maturity Date. The Issuer shall pay to the Paying Agent for the account of the Purchasers, on the date of such termination, (i) the aggregate outstanding Notional Amounts, together with accrued interest thereon and (ii) any and all Fees and other amounts payable hereunder that have accrued through the date of such termination, with the exception of the Early Termination Fee, which shall be reduced to zero.

(e) The Paying Agent may, at the direction of the Required Purchasers, upon not less than sixty (60) days’ prior irrevocable notice to the Issuer, permanently terminate a portion of the Notional Limit on any Rollover Date prior to the Maturity Date, provided, however, that following any such reduction the Notional Limit shall not be less than the greater of (i) $30,000,000 and (ii) 150% multiplied by the greater of (A) the Notional Amount on such notice date and (B) the average Notional Amount over the thirty-day period immediately preceding but excluding such notice date.

(f) The Paying Agent shall maintain accounts in which it will record (i) the amount of the Notional Amount made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Issuer to the Purchasers hereunder or, in the case of interest, capitalized in accordance with Section 2.05(a) and (iii) the amount of any sum received by the Paying Agent hereunder from the Issuer. The entries made in such accounts shall be conclusive absent manifest error; provided, however, that the failure of a Purchaser or the Paying Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Issuer to repay all Obligations in accordance herewith.

Section 2.04 Fees. (a) The Issuer hereby unconditionally promises to pay to the Paying Agent for the account of the Purchasers:

(i) [Reserved];

(ii) a Minimum Notional Amount Fee on each Rollover Date until the Notional Limit of the VFN Purchaser shall expire or be terminated as provided herein (which shall be deemed paid if capitalized pursuant to Section 2.04(b));

(iii) an Early Termination Fee on the Maturity Date; provided, however, that no Early Termination Fee shall be due and payable if the Maturity Date occurs as a result of a termination of the Notional Limit pursuant to Section 2.03(d) or Section 2.05(c); and

(iv) an Additional Fee, if any, on the Maturity Date.

(b) On each Rollover Date, accrued but unpaid Fees payable pursuant to Section 2.04(a)(ii) and (iii) shall be automatically added to the principal amount of the Notional Amounts and shall thereafter bear interest in accordance with Section 2.05. Once paid or capitalized pursuant to the preceding sentence, none of the Fees shall be refundable under any circumstances. All Fees shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

Section 2.05 Interest. (a) Subject to the provisions of Section 2.06 and clause (c) below, the Notional Amounts shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to LIBOR for the Interest Period in effect for such Notional Amount plus the Applicable Percentage. The applicable LIBOR for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Paying Agent, and such determination shall be conclusive absent manifest error. All interest shall accrue daily, and be due and payable, in arrears, on each Interest Accrual Date and on the Maturity Date. Unless paid in cash by the Issuer upon at least two (2) Business Days’ prior written notice, including by fax or email (or telephone notice promptly confirmed by written notice, including by fax or email) to the Paying Agent before 11:00 a.m., New York City time, interest on each Notional Amount shall, subject to Article IV and the other terms and conditions hereof, be automatically added to the principal amount of such Notional Amount on each Interest Accrual Date.

(b) Subject to the expiration of any applicable grace periods hereunder or under any other Note Document, if the Issuer shall default in the payment of any principal of or interest on any Notional Amount or any other amount due hereunder, by acceleration or otherwise, or under any other Note Document, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, such defaulted amounts outstanding under this Agreement and the other Note Documents shall bear interest (after as well as before judgment), payable on demand (and if not paid, compounded on the 15th day of each month), (i) in the case of principal or interest, at the rate otherwise applicable to such Notional Amount plus the Default Rate and (ii) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to (A) the Alternate Interest Rate, plus (B) the Applicable Percentage, plus (C) the Default Rate.

(c) The Paying Agent may, in its sole discretion at any time and from time to time effective as of the next succeeding Rollover Date (a “Rate Change Effective Date”), elect to change the Applicable Percentage by delivering notice to the Issuer not less than three (3) Business Days prior to the Rate Change Effective Date (a “Rate Change”); provided, however, that if (x) the effect of such Rate Change is to increase the Applicable Percentage and (y) the Issuer shall deliver a written or fax rejection of such Rate Change (a “Rate Change Rejection”) to the Paying Agent prior to the Rate Change Effective Date then (i) (A) the Applicable Percentage shall remain the Applicable Percentage in effect immediately prior to the proposed Rate Change, (B) notwithstanding anything to the contrary in Section 2.03, the Notional Limit shall be permanently terminated in whole on (x) a date specified by the Issuer in the Rate Change Rejection, which date shall be no earlier than ten (10) Business Days following the proposed Rate Change Effective Date and no later than (i) the later of (A) six (6) months from the Closing Date and (B) ninety (90) calendar days following the proposed Rate Change Effective Date or (y) if no such date is specified, the ninetieth (90th) calendar day following the proposed Rate Change Effective Date (such date under this subclause (B), the “Proposed Rate Rejection Termination Date”), (C) on and from the proposed Rate Change Effective Date, the Early Termination Fee shall be reduced to zero (the period between the proposed Rate Change Effective Date to the Proposed Rate Rejection Termination Date, the “Termination Period”) and (D) the Issuer may elect, by giving notice in the Rate Change Rejection and effective on the proposed Rate Change Effective Date, to permanently reduce the Notional Limit during the Termination Period to the Aggregate Exposure then outstanding and (ii) the Issuer shall pay to the Paying Agent for the account of the Purchasers on the Proposed Rate Rejection Termination Date (A) the aggregate principal amount of all outstanding Notional Amounts, together with accrued interest thereon and (B) all other fees and other amounts payable hereunder that have accrued through the date of such termination.

Section 2.06 Alternate Rate of Interest; Illegality. In the event that:

(i) the Paying Agent shall have determined two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Notional Amount that dollar deposits in the principal amounts comprising such Notional Amount are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Purchasers of making or maintaining such Eurodollar Notional Amounts during such Interest Period, or that reasonable means do not exist for ascertaining LIBOR; or

(ii) a Purchaser shall have determined that any Change in Law shall make it unlawful for such Purchaser to make or maintain any Eurodollar Notional Amount or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Notional Amount, and, upon request of the Issuer, the Paying Agent shall provide written confirmation of counsel (whether in-house or outside counsel at the option of the Paying Agent) to the Issuer of the existence of such Change in Law;

then the Paying Agent shall give written notice to the Issuer and the Purchasers, or such Purchaser shall give written notice to the Issuer and the Paying Agent, as applicable, and thereafter, unless such notice shall be subsequently withdrawn, any continuation or request for the funding of a Eurodollar Notional Amount (in the event of clause (ii), solely with respect to such Purchaser) shall be deemed a continuation of or request for a Notional Amount with an interest rate equal to a rate per annum equal to the Alternate Interest Rate plus the Applicable Percentage. In the event of clause (ii), the applicable Purchaser may also provide in its written notice that all outstanding Eurodollar Notional Amounts made by it be converted to Notional Amounts with an interest rate equal to the Alternate Interest Rate plus the Applicable Percentage, in which event all of such Eurodollar Notional Amounts shall be automatically converted, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Notional Amount and, in all other cases, on the date of receipt by the Issuer.

Section 2.07 Optional Prepayment. (a) The Issuer shall have the right from time to time on any Payment Business Day to prepay the Notional Amounts, in whole or in part, upon at least two (2) Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Paying Agent before 11:00 a.m., New York City time; provided, however, that (i) each partial prepayment shall be in a principal amount of at least $100,000 and integral multiples of $100,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding and (ii) the Issuer shall not make more than two prepayments under this Section 2.07 in any calendar month, unless otherwise agreed to by the Paying Agent. Each notice of prepayment shall be irrevocable and shall specify the prepayment date (each, an “Optional Prepayment Date”) and the principal amount of the Notional Amounts to be prepaid.

(b) All prepayments shall be subject to Section 2.10 but shall otherwise be without premium or penalty. All partial prepayments occurring on a Rollover Date may, and prepayment in whole shall, be accompanied by accrued and unpaid interest and Fees on the principal amount to be prepaid to but excluding the date of payment. All partial prepayments occurring on a date other than a Rollover Date shall consist of the principal amount to be prepaid only and all accrued and unpaid interest and Fees on the principal amount to be prepaid to but excluding the date of payment shall be added to the principal amount on the next succeeding Interest Accrual Date. In the case of each prepayment of Notional Amounts of less than the entire unpaid principal amount of the outstanding Notional Amounts, the prepayment shall be shared pro rata by the Purchasers according to each Purchaser’s Aggregate Exposure Percentage.

Section 2.08 Mandatory Prepayments. (a) In the event of any termination of the Notional Limit, the Issuer shall, on the date of such termination, pay or prepay all of the outstanding Notional Amounts.

(b) If at any time (i) the Aggregate Exposure exceeds the Maximum Notional Amount, (ii) the Risk Ratio exceeds the Maximum Risk Ratio, (iii) the Risk Ratio Two exceeds the Maximum Risk Ratio Two or (iv) the Asset Coverage is less than the Minimum Asset Coverage, then the Issuer shall immediately prepay Notional Amounts in an amount sufficient to eliminate such excess or deficiency, as applicable, unless the Issuer (x) within three (3) Business Days of the date of receipt of written notice from the Paying Agent of such excess or deficiency, as applicable, submits a prepayment plan in form and substance satisfactory to the Collateral Agent and the VFN Purchaser in their sole discretion acting in good faith, setting forth in reasonable detail the actions that the Issuer proposes to take to effect the prepayment described in clause (z) below, (y) executes such prepayment plan in accordance with its terms and (z) prepays the Notional Amount, together with all accrued but unpaid interest thereon, as immediately as practicable and in any event within ninety (90) days following the time such excess or deficiency, as applicable, initially occurred such that, immediately after giving effect to such prepayment, such excess or deficiency, as applicable, is eliminated. If the Issuer fails to execute such prepayment plan in accordance with its terms or the Collateral Agent or the VFN Purchaser ceases to find such prepayment plan satisfactory to effect the prepayment described in clause (z) of the preceding sentence (as determined by the Collateral Agent or the VFN Purchaser in its sole discretion acting in good faith), the Issuer shall immediately prepay Notional Amounts in an aggregate amount sufficient to eliminate such excess or deficiency, as applicable; provided that the Issuer shall comply with the requirements applicable to prepayments under Section 2.07. Any failure to prepay pursuant to this Section 2.08 shall constitute an Event of Default under clause (a) of Article VII.

Section 2.09 Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by a Purchaser (except any such reserve requirement that is reflected in LIBOR) or shall impose on a Purchaser or the London interbank market any other condition affecting this Agreement or Eurodollar Notional Amounts held by a Purchaser, and the result of any of the foregoing shall be to increase the cost to a Purchaser of making or maintaining any Eurodollar Notional Amount, then from time to time the Issuer shall pay to such Purchaser such additional amount or amounts as will compensate such Purchaser or such Purchaser’s holding company for any such reduction suffered.

(b) If the VFN Purchaser shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on a Purchaser’s capital or on the capital of a Purchaser’s holding company, if any, as a consequence of this Agreement pursuant hereto to a level below that which such Purchaser or such Purchaser’s holding company could have achieved but for such Change in Law (taking into consideration such Purchaser’s policies and the policies of such Purchaser’s holding company with respect to capital adequacy) by an amount deemed by such Purchaser to be material, then from time to time the Issuer shall pay to such Purchaser such additional amount or amounts as will compensate such Purchaser or such Purchaser’s holding company for any such reduction suffered. Upon request by the Issuer, the VFN Purchaser shall provide written confirmation of counsel (whether in-house or outside counsel at the option of the Paying Agent) of the existence of such Change in Law.

(c) A certificate of the applicable Purchaser setting forth the amount or amounts specified in paragraph (a) or (b) above shall be conclusive absent manifest error and the Issuer shall pay such amounts within ten (10) days after its receipt of the same.

(d) Failure or delay on the part of a Purchaser to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Purchaser’s right to demand such compensation; provided that the Issuer shall not be under any obligation to compensate a Purchaser under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is one hundred twenty (120) days prior to such request if such Purchaser knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that, if the applicable Change in Law is retroactive, then such 120-day period shall be extended to include the period of retroactive effect thereof.

Section 2.10 Indemnity. The Issuer shall indemnify the Purchasers against any loss or expense that the Purchasers may sustain or incur as a consequence of (a) any event, other than a default by a Purchaser in the performance of its obligations hereunder, which results in (i) such Purchaser receiving or being deemed to receive any amount on account of the principal of any Eurodollar Notional Amount on a day other than a Rollover Date or (ii) any Eurodollar Notional Amount to be made by a Purchaser not being made after notice of such Notional Amount shall have been given by the Issuer hereunder or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any of the events under clause (a), such loss shall include an amount equal to the excess, as reasonably determined by the applicable Purchaser, of (i) its cost of obtaining funds for the Eurodollar Notional Amount that is the subject of such event for the period from the date of such event to the last day of the Interest Period in effect (or that would have been in effect) for such Notional Amount over (ii) the amount of interest likely to be realized by the Purchaser in redeploying the funds released or not utilized by reason of such event for such period. A certificate of the applicable Purchaser setting forth such amount or amounts shall be conclusive absent manifest error and the Issuer shall pay such amounts within ten (10) days after its receipt of the same.

Section 2.11 Taxes. (a) Any and all payments by or on account of any obligation of the Issuer hereunder or under any other Note Document shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if the Issuer shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Paying Agent or Purchasers (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Issuer shall make such deductions and (iii) the Issuer shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, the Issuer shall pay any Taxes to the relevant Governmental Authority in accordance with applicable law.

(b) The Issuer shall indemnify the Paying Agent and the Purchasers, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Paying Agent or the Purchasers, as the case may be, on or with respect to any payment by or on account of any obligation of the Issuer hereunder or under any other Note Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Issuer by the applicable Purchasers, or by the Paying Agent on behalf of itself or the applicable Purchasers, shall be conclusive absent manifest error.

(c) As soon as practicable after any payment of Indemnified Taxes by the Issuer to a Governmental Authority, the Issuer shall deliver to the Paying Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Paying Agent.

(d)(i) In the event that the VFN Purchaser (or any successor or assign) shall be a Foreign Person (a “Foreign Lender”), such Person shall, to the extent it may lawfully do so, deliver to the Issuer on or prior to the date on which it becomes a party hereto whether by executing this Agreement, by assignment or otherwise (and from time to time thereafter upon the reasonable request of the Issuer, but only if such Person is legally entitled to do so), any form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding, which documentation will be delivered to the Issuer at the time or times prescribed by applicable law (including whenever a lapse in time or change in circumstances renders such documentation so delivered obsolete or inaccurate in any material respect), or reasonably requested by the Issuer. In addition, any such Person, if requested by the Issuer, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Issuer as will enable the Issuer to determine whether or not such Person is subject to withholding, backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Issuer (in such number of copies as shall be reasonably requested by the Issuer) on or prior to the date on which such Foreign Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Issuer, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) duly completed copies of Internal Revenue Service Form W-8ECI,

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Issuer within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Issuer to determine the withholding or deduction required to be made.

Upon the reasonable request of Issuer, in the event that the VFN Purchaser (or any successor or assign) shall not be a Foreign Lender or an “exempt recipient” as such term is defined in Treasury Regulation Section 1.6049-4(c)(1)(ii), such Person shall deliver to Issuer two duly signed completed copies of Internal Revenue Service Form W-9. If such Person fails to deliver such forms, then Issuer may withhold from any interest payment to such Person an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(iii) For purposes of this Section, (i) “Foreign Person” shall mean any Person that is not, for United States federal income tax purposes, (A) an individual who is a citizen or resident of the United States, (B) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (C) an estate whose income is subject to U.S. federal income taxation regardless of its source or (D) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust, and (ii) “Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law. The Issuer shall not be obligated to indemnify or pay any additional amount with respect to Indemnified Taxes under this Section 2.11 to the extent such Indemnified Taxes are imposed solely because the VFN Purchaser (or any successor or assign) fails to timely provide the forms or certificates required under this Section 2.11.

(e) If the VFN Purchaser (or any successor or assign) determines, in its sole discretion, acting in good faith, that it has received a refund of or credit against any Indemnified Taxes as to which it has been indemnified by the Issuer or with respect to which the Issuer has paid additional amounts pursuant to this Section, it shall pay to the Issuer an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by the Issuer under this Section with respect to the Indemnified Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the VFN Purchaser (or such successor or assign) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Issuer, upon the request of the VFN Purchaser (or such successor or assign), agrees to repay the amount paid over to the Issuer (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the VFN Purchaser (or such successor or assign) in the event the VFN Purchaser (or such successor or assign) is required to repay such refund or credit to such Governmental Authority

Section 2.12 Payments. (a) The Issuer shall make each payment (including principal of or interest on any Notional Amount or any Fees or other amounts) hereunder and under any other Note Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Paying Agent to the account of the Paying Agent at The Bank of New York Mellon, ABA #: 021000018, SWIFT: IRVTUS3N, Account #: 890-0360-968, For Account Name: Credit Suisse International (CSFPGB2L) or as otherwise specified in writing by the Paying Agent from time to time. The Paying Agent shall promptly distribute to the Purchasers any payments received by the Paying Agent on behalf of the Purchasers.

(b) Except as otherwise expressly provided herein, whenever any payment hereunder or under any other Note Document shall become due, or otherwise would occur, on a day that is not a Payment Business Day, such payment may be made on the next succeeding Payment Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

So long as the Notional Limit shall be in effect or any Note or any Obligation hereunder shall remain unpaid or unsatisfied, the Issuer represents and warrants to the Paying Agent, the Collateral Agent and the Purchasers on a continuous basis that:

Section 3.01 Organization; Powers. The Issuer (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to (i) own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (ii) to execute, deliver and perform its obligations under each Note Document and each other agreement or instrument contemplated thereby and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect. The Issuer has no Subsidiaries.

Section 3.02 Authorization. The Transactions (a) have been duly authorized by all requisite corporate, company, partnership or trust action (as applicable) and (b) will not (i) violate (A) any provision of the Organization Documents of the Issuer or any law, statute, rule, regulation or order of any Governmental Authority or (B) any provision of any indenture, agreement or other instrument evidencing Indebtedness or any other material agreement to which the Issuer is a party or by which it or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Issuer (other than any Lien created hereunder or under the Collateral Documents).

Section 3.03 Enforceability. This Agreement, the Variable Funding Note, the Collateral Agreement, the Control Agreement and the Custodian Agreement have been duly executed and delivered by the Issuer and each constitutes, and each other Note Document when executed and delivered by the Issuer will constitute, a legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.

Section 3.04 Governmental Approvals; Consents. No action, consent, authorization or approval of, registration or filing with, exemption from, delivery of notice to, or any other action by any Governmental Authority or any other Person is or will be required or is advisable in connection with the

Transactions, the grant to the Collateral Agent of a legal, valid and enforceable first priority security interest in all of the Collateral, the Organization Documents of, or laws, statutes, rules and regulations or orders applicable to, the Issuer or any Collateral, or any provision or contractual obligation in any indenture, agreement or other instrument to which the Issuer or any of the Collateral is bound, except for (a) the filing of Uniform Commercial Code financing statements and (b) such as have been made or obtained and are in full force and effect.

Section 3.05 No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of the Issuer and the Investment Manager since the date of the applicable Prospectus.

Section 3.06 Title to Properties. The Issuer has good and marketable title to all Investments and other Collateral, free and clear of Liens other than Permitted Liens. Other than pursuant to the Note Documents, the Issuer has not made any registrations, filings or recordations in any jurisdictions involving a security interest in any Investments and other Collateral.

Section 3.07 Litigation. There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Issuer, threatened against or affecting the Issuer or any business, property or rights of the Issuer (a) that involve any Note Document or the Transactions or could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or (b) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.08 Compliance with Laws and Contractual Obligations. (a) The Issuer, its material properties and assets are not (i) in violation of, nor will the continued operation of the Issuer’s properties and assets as currently conducted violate, any law, rule or regulation, including, without limitation, the Securities Act and the Investment Company Act and the rules and regulations promulgated thereunder, or (ii) in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violations or defaults could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) The Issuer is not (i) a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect or (ii) in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such defaults could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.09 Federal Reserve Regulations. (a) The Issuer is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. None of the Collateral is comprised of Margin Stock.

(b) No part of the proceeds of any Notional Amount will be used, directly or indirectly for the purpose, or paying Indebtedness originally incurred for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, within the meaning of Regulation T, U or X of the Board (as from time to time in effect and all official rulings and interpretations thereunder or thereof) or for any other purpose that would entail a violation of, or that could be inconsistent with, the provisions of the Regulations of the Board.

Section 3.10 Investment Company Act. The Issuer is registered as a closed-end management investment company under, and as such term is used in, the Investment Company Act.

Section 3.11 Tax Returns. The Issuer has filed or caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid, caused to be paid, all Taxes due and payable by it and all assessments received by it, except for such failures to make payment or discharge after the Closing Date as are expressly permitted under Section 5.02.

Section 3.12 No Material Misstatements. None of (a) the Prospectus or (b) any other report, financial statement, exhibit, schedule or other information furnished by or on behalf of the Issuer to the Paying Agent or any Purchaser in connection with the negotiation of any Note Document or included therein or delivered pursuant thereto contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.13 Employee Benefit Plans/ERISA. The assets of the Issuer do not constitute “plan assets” of (a) any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) any “plan” (as defined in Section 4975 of the Code) that is subject to Section 4975 of the Code, (c) any employee benefit plan or plan that is not subject to Title I of ERISA or Section 4975 of the Code but is subject to any law, rule or regulation substantially similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) (each of (a), (b) and (c) an “ERISA Plan”) or (d) an entity the underlying assets of which are deemed to constitute the assets of an ERISA Plan for purposes of ERISA, Section 4975 of the Code or Similar Law. The Issuer is not subject to ERISA, or any similar law, rule or regulation in any jurisdiction. Neither the Issuer nor any of its ERISA Affiliates has ever maintained, been required to contribute to, or been required to pay any amount with respect to, any employee benefit plan, program or arrangement, including, without limitation, any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) and any “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA). Neither the Issuer nor any ERISA Affiliate has any potential liability, whether direct or indirect, contingent or otherwise, under Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA. The representation and warranty set forth in this Section 3.13 shall be deemed to be made on each day that the Notes or any Obligation is outstanding hereunder or the Notional Limit is in effect.

Section 3.14 Collateral Documents. The Collateral Documents have created in favor of the Collateral Agent, for the benefit of the Secured Parties (as defined in the Collateral Agreement), a legal, valid and enforceable first priority security interest in all of the Collateral.

Section 3.15 Solvency. Immediately after the consummation of the transactions to occur on the Closing Date and immediately following the making of each Optional Increase and after giving effect to the application of the proceeds of each Optional Increase and each Note, (a) the fair value of the assets of the Issuer, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Issuer will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Issuer will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Issuer will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

Section 3.16 Private Offering by the Issuer. Neither the Issuer nor anyone acting on its behalf has offered any Note or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the VFN Purchaser, which has been offered the Variable Funding Note in a private sale for investment. Neither the Issuer nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of any Note to the registration requirements of Section 5 of the Securities Act.

ARTICLE IV

CONDITIONS OF OPTIONAL INCREASES

The obligations of the VFN Purchaser to purchase the Variable Funding Note, and to make Optional Increases hereunder, are subject to the satisfaction of the following conditions:

Section 4.01 All Optional Increases. On the date of each Optional Increase, at the time of and immediately after giving effect to such Optional Increase:

(a) The representations and warranties set forth in Article III and in each other Note Document shall be true and correct in all respects with respect to representations and warranties containing qualifications as to materiality, and true and correct in all material respects with respect to representations and warranties without qualifications as to materiality, on and as of the date of such Optional Increase with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects with respect to representations and warranties containing qualifications as to materiality, and true and correct in all material respects with respect to representations and warranties without qualifications as to materiality, on and as of such earlier date).

(b) No Default or Event of Default shall have occurred and be continuing.

(c)(i) The Aggregate Exposure shall not exceed the Maximum Notional Amount, (ii) the Risk Ratio shall not exceed the Maximum Risk Ratio, (iii) the Risk Ratio Two shall not exceed the Maximum Risk Ratio Two and (iv) the Asset Coverage shall not be less than the Minimum Asset Coverage.

Each Optional Increase shall be deemed to constitute a representation and warranty by the Issuer on the date of such Optional Increase as to the matters specified in this Section 4.01.

Section4.02 First Optional Increase. On the Closing Date:

(a) The Paying Agent shall have received, on behalf of itself and the Purchasers favorable written opinions of New York counsel for the Issuer and counsel for the Issuer licensed to practice in each jurisdiction requested by the Paying Agent, in each case in form and substance satisfactory to the Paying Agent.

(b) The Paying Agent shall have received (i) a copy of the Organization Documents of the Issuer, to the extent required to be kept on file with any Governmental Authority of its jurisdiction of organization, certified as of a recent date by such Governmental Authority, and a certificate as to the good standing of the Issuer as of a recent date, from the applicable Governmental Authority of its jurisdiction of organization; (ii) a certificate from a Responsible Officer dated the Closing Date and certifying (A) that attached thereto is a true, current and complete copy of the Organization Documents of the Issuer, as well as the Administration Agreement, the Investment Management Agreement, the Custodian Agreement and the Prospectus as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Trustees or such other management body required by applicable law and/or the Issuer’s Organization Documents to authorize the Transactions, as applicable, of the Issuer authorizing the execution, delivery and performance of the Note Documents to which the Issuer is a party and the Notional Amounts hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that each of the documents described in clause (A) above are in full force and effect on the date hereof and the said Organization Documents of the Issuer have not been amended since the date of the last amendment thereto shown on the certificate furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Note Document or any other document delivered in connection herewith on behalf of the Issuer; (iii) a certificate of an appropriate authorized Person as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (ii) above; (iv) a copy of each of the other Governing Documents, certified by a Responsible Officer as true and complete as of the Closing Date and (v) such other documents as the Paying Agent may reasonably request.

(c) The Paying Agent shall have received (i) a certificate dated the Closing Date and signed by a Responsible Officer confirming compliance with the conditions precedent set forth in Section 4.01, and (ii) a certificate dated the Closing Date and signed by a Responsible Officer that the Issuer, on a consolidated basis after giving effect to the transactions to occur on the Closing Date, is solvent.

(d) This Agreement, the Collateral Documents and each of the other Note Documents shall have been duly executed and delivered by the Issuer and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties (as defined in the Collateral Agreement) shall have a first priority security interest in the Collateral of the type described in each Collateral Document, and the Collateral Agent shall have received such other documents requested by the Collateral Agent or the VFN Purchaser which are necessary or desirable to ensure that the security interest created by the Collateral Documents in the Collateral is a perfected, first priority security interest.

(e) The Collateral Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Issuer in the states (or other jurisdictions) set forth on Annex I of the Supplemental Schedule, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) are Permitted Liens or have been or will be contemporaneously released or terminated.

(f) All Existing Indebtedness shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Paying Agent shall have received reasonably satisfactory evidence thereof. The Issuer shall have outstanding no Indebtedness or preferred stock other than Permitted Indebtedness.

ARTICLE V

AFFIRMATIVE COVENANTS

The Issuer covenants and agrees with the Purchasers that so long as this Agreement shall remain in effect and until the Notional Limit has been terminated and the principal of and interest on each Note, all Fees and all other expenses or amounts payable under any Note Document shall have been paid in full, the Issuer shall:

Section 5.01 Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; remain at all times registered as a closed-end management investment company under, and as such term is used in, the Investment Company Act.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, including, without limitation, the Securities Act and the Investment Company Act and the rules and regulations promulgated thereunder.

Section 5.02 Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required so long as (a) with respect to any tax, assessment, charge or levy, the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Issuer shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested tax, assessment or charge and enforcement of a Lien and (b) the aggregate amount thereof at any time, including any penalties, interest or other charges associated with all such Indebtedness, obligations, taxes, assessments, charges, levies or claims shall not exceed the Threshold Amount.

Section 5.03 Financial Statements, Reports, Notices etc. (a) Furnish to the Paying Agent and with respect to clause (iii) and (iv) below, cause the Custodian to furnish:

(i) as soon as available, but in any event within one hundred eighty (180) days after the end of each fiscal year, its balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Issuer as of the close of such fiscal year and the results of its operations during such year, together with comparative figures for the immediately preceding fiscal year, all audited by an Acceptable Accounting Firm and accompanied by an opinion of such Acceptable Accounting Firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements fairly present the financial condition and results of operations of the Issuer in accordance with GAAP consistently applied;

(ii) promptly after the end of each calendar month, a balance sheet showing aggregate assets, liabilities and net assets of the Issuer and a schedule of Investments detailing all of the Issuer’s Investments in Investment Funds and other financial assets;

(iii) simultaneously with delivery thereof to any Custodian, copies of any written instructions (including instructions delivered via facsimile or other electronic transmission) delivered to such Custodian with respect to a Custody Account;

(iv) (A) within sixteen (16) days of the end of each calendar month and promptly at such other times as may be requested by the Paying Agent, a current estimated Valuation Statement in respect of any Collateral held in or credited to the Custody Account, (B) access to the positions at the Custodian electronically or via e-mail reports, (C) daily cash position reports and (D) at the end of each calendar week and promptly at such other times as may be requested by the Paying Agent, a schedule of all Investments in the Custody Account for which redemptions and subscriptions are pending;

(v) promptly after the same become available, copies of all monthly newsletters, financial statements, reports, notices, proxy statements and other materials distributed generally to its shareholders, limited partners, members or other investors, as the case may be, or filed by the Issuer with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange;

(vi) promptly after the receipt thereof by the Issuer, a copy of any “management letter” (whether in final or draft form) received by any such Person from its certified public accountants and the management’s response thereto;

(vii) promptly after the request by any Purchaser, all documentation and other information that any Purchaser reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(viii) each year, at the time of delivery of the annual financial statements required by Section 5.03(a)(i) above, a certificate of a Responsible Officer setting forth the information required pursuant to Annex 1 of the Supplemental Schedule or confirming that there has been no change in such information since the date of this Agreement or the date of the most recent certificate delivered pursuant to this Section 5.03(a)(viii);

(ix) promptly after the request by the Collateral Agent, (A) copies of any notices and other communications received by the Issuer with respect to Security Entitlements (as defined in the Collateral Agreement) as to which the Issuer is the Entitlement Holder (as defined in the Collateral Agreement) and (B) all information and evidence concerning the Collateral that the Collateral Agent may reasonably request from time to time to enable it to enforce the provisions of this Agreement and any Note Document;

(x) promptly after the occurrence thereof, written notice describing any changes to liquidity, currency or other significant terms of the Issuer’s Investments;

(xi) promptly after the same become available, copies of any amendments or modifications of, or waivers under, the Governing Documents of the Issuer; and

(xii) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Issuer or compliance with the terms of any Note Document, as the Paying Agent or the VFN Purchaser may reasonably request.

(b) Furnish to the Paying Agent prompt written notice of the following:

(i) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto; and

(ii) the filing or commencement of, or to its knowledge any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority against the Issuer or the Investment Manager that could reasonably be expected to result in a Material Adverse Effect.

Section 5.04 Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and in conformity in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted (including, without limitation, the Securities Act and the Investment Company Act and the rules and regulations promulgated thereunder) are made of each transaction in relation to its business and activities. The Issuer will, subject to confidentiality obligations with respect to Information under Section 9.15 and other than material and affairs protected by the attorney-client privilege, permit any representatives designated by the Paying Agent to visit and inspect its financial records and properties at reasonable times and as requested, without unreasonably interfering with the Issuer’s business and affairs, and to make extracts from and copies of such financial records, and the Issuer shall make available to such representatives its officers and independent accountants to discuss the affairs, finances and condition of the Issuer.

Section 5.05 Use of Proceeds. Use the proceeds of the Notes and Optional Increases only for Investments in Investment Funds, investments in cash or Cash Equivalents held in the Custody Account subject to the Lien of the Collateral Documents in the manner contemplated herein, and for temporary liquidity purposes, in each case, in compliance with Section 3.09(b).

Section 5.06 [Reserved].

Section 5.07 Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, obtain any approval, consent, exemption or authorization from, deliver any notice to, or make any filing with (including filing Uniform Commercial Code and other financing statements, agreements or instruments) any Governmental Authority or any other Person, and take all further action that may be required, necessary or advisable under the Organization Documents of, or laws, statutes, rules and regulations or orders applicable to the Issuer or any Collateral, or any provision or contractual obligation in any indenture, agreement or other instrument to which the Issuer or any of the Collateral is bound, or that the VFN Purchaser, the Paying Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Note Documents and in order to grant, preserve, protect and perfect the legality, validity, enforceability and first priority of the security interests and Liens created or intended to be created by the Collateral Documents (including instruments, documents and/or filings that may be necessary under any applicable non-U.S. laws to create in favor of the Collateral Agent a first priority perfected Lien on the Collateral). Such security interests and Liens will be created under the Collateral Documents and other security agreements, and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Issuer shall deliver or cause to be delivered to the Purchasers all such instruments and documents (including legal opinions and lien searches) as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien and to evidence compliance with this Section.

Section 5.08 Migration of Investments to Custody Account. As promptly as practicable and in any event within one hundred twenty (120) days following the Closing Date, the Issuer shall cause all Investments not held in or credited to the Custody Account to be transferred for registration in the name of the Custodian and held in or credited to the Custody Account; provided, that for purposes of this Section, “Custody Account” shall exclude any Other Securities Account or Other Deposit Account, each as defined in the Control Agreement.

ARTICLE VI

NEGATIVE COVENANTS

The Issuer covenants and agrees with the Purchasers that so long as this Agreement shall remain in effect and until the Notional Limit has been terminated and the principal of and interest on each Note, all Fees and all other expenses or amounts payable under any Note Document shall have been paid in full, the Issuer shall not:

Section 6.01 Indebtedness. Directly or indirectly, incur, create, assume or permit to exist any Indebtedness other than Permitted Indebtedness.

Section 6.02 Liens. Directly or indirectly, create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof except Permitted Liens.

Section 6.03 Investments. Directly or indirectly, make or acquire any Investments other than (a) investments in the Equity Interests of Investment Funds consistent with the investment strategy set forth in the Prospectus and for which the Issuer has provided evidence satisfactory to the Collateral Agent that each Investment in such Investment Fund is registered in the name of the Custodian for the benefit of the Issuer; provided, that any Investments by the Issuer in such Investment Funds that are not registered in the name of the Custodian for the benefit of the Issuer shall not constitute a breach of this Section 6.03 if (i) the aggregate value of all such incorrectly registered Investments in Investment Funds does not exceed, as of any date of determination, 5.00% of the then-applicable Collateral in any one calendar month or 10.00% of the Collateral as of such date on a cumulative basis during the term of this Agreement and (ii) the Issuer shall instruct the Custodian to re-register such incorrectly registered Investment in Investment Funds in the name of the Custodian for the benefit of the Issuer as soon as reasonably practicable, or (b) investments in cash or Cash Equivalents held in the Custody Account subject to the Lien of the Collateral Documents in the manner contemplated herein; provided, that for purposes of this Section, “Custody Account” shall exclude any Other Securities Account or Other Deposit Account, each as defined in the Control Agreement.

Section 6.04 Fundamental Changes.

(a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all its assets (whether now owned or hereafter acquired) (excluding any sale, transfer lease or other disposition that is otherwise in compliance with Section 6.05(a)), or liquidate or dissolve.

(b) Purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person or create, acquire or permit to exist any Subsidiary.

(c) Engage at any time in any business other than making Investments permitted under this Agreement, make any expenditure (by long-term or operating lease or otherwise) for capital assets (either realty or personalty) or have any employees (other than a chief compliance officer).

(d) Engage in any business or investment policy if, as a result, the general nature of the business or investment policies in which the Issuer would then be engaged would be materially changed from the general nature of the business or investment policies (including with respect to limitations on investments) in which the Issuer is engaged as of the date hereof.

(e) Enter into any amendment or modification of any of its Governing Documents if such amendment or modification of such Governing Document (i) could reasonably be expected to have a Material Adverse Effect or could adversely affect the Purchasers or (ii) relates to the investment policies or guidelines of the Issuer or the fundamental investment objectives, policies and restrictions (as such terms are used in the Investment Company Act) of the Issuer.

Section 6.05 Dispositions; Custody Account. (a) Without the prior written consent of the Collateral Agent, directly or indirectly, withdraw, transfer, sell, redeem, pledge, assign, rehypothecate or otherwise deliver or dispose of any Collateral or other property, or enter into any agreement with respect thereto, or re-register title of the Custody Account or any other property of the Issuer; provided, however, that, no such consent shall be required (i) if before and after giving effect to such transaction (A) no Default or Event of Default shall have occurred and be continuing, (B) the Aggregate Exposure shall not exceed the Maximum Notional Amount, (C) the Asset Coverage shall not be less than the Minimum Asset Coverage, (D) the Risk Ratio shall not exceed the Maximum Risk Ratio and (E) the Risk Ratio Two shall not exceed the Maximum Risk Ratio Two and (ii) with respect to (A) a subscription of an Investment Fund credited to the Custody Account and registered in the name of the Custodian for the benefit of the Issuer, (B) a redemption of an Investment Fund credited to the Custody Account and registered in the name of the Custodian for the benefit of the Issuer, the proceeds of which are deposited back into the Deposit Account (including, without limitation, a redemption of one or more Investment Funds in connection with a recurring quarterly repurchase offer by the Issuer), or (C) a disposition of cash of which the Collateral Agent has received simultaneous notice in accordance with Section 5.03(a)(iii); provided, further, however, that if at any time any condition described in clause (i) above shall not be satisfied (a “Compliance Conditions Breach”), the Collateral Agent may in the Collateral Agent’s sole discretion deliver a “Notice of Dual Control” (in the form of Exhibit A to the Control Agreement), after which time and until such time as such Notice of Dual Control may be revoked by the Collateral Agent in the Collateral Agent’s sole discretion, the consent of the Collateral Agent (which consent shall not be unreasonably withheld if the conditions in clause (i) above are satisfied) shall also be required with respect to the aforementioned subscription or redemption of the Collateral or any disposition of cash.

(b)(i) Open or permit to remain open any cash, securities or other account with any bank, custodian or institution other than the Custody Account, (ii) change any account number of the Custody Account or (iii) open or permit to remain open any sub-account of the Custody Account; provided, that for purposes of this clause (b), “Custody Account” shall exclude any Other Securities Account or Other Deposit Account, each as defined in the Control Agreement.

(c) Deposit any amount received in respect of any property of any kind attributable to the Collateral, including any proceeds of any redemption or disposition of any property of any kind in the Custody Account, into any account other than the Custody Account; provided, that for purposes of this clause (c), “Custody Account” shall exclude any Other Securities Account or Other Deposit Account, each as defined in the Control Agreement.

Section 6.06 Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Issuer, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, repurchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Issuer or any option, warrant or other right to acquire any such Equity Interests in the Issuer, or incur any obligation (contingent or otherwise) to do so; provided, however, that the Issuer may declare and pay dividends or make other distributions ratably to its equity holders and comply with redemption and repurchase requests thereof if and to the extent that (i) such payment is permitted under the Organization Documents of the Issuer as in effect on the date hereof or as amended from time to time in compliance herewith, (ii) the Issuer has complied with Section 2.08, (iii) no Default or Event of Default has occurred and is continuing or would result therefrom and (iv) immediately after giving effect to such payment, the Asset Coverage shall not be less than the Minimum Asset Coverage.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Issuer to create, incur or permit to exist any Lien upon any of its property or assets; provided that the foregoing shall not apply to restrictions and conditions imposed by law or by any Note Document.

(c) Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Indebtedness in excess of the Threshold Amount of the Issuer is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Issuer or the Purchasers.

Section 6.07 Derivative Contracts. Enter into Derivative Contracts, repurchase agreements, reverse repurchase agreements or securities lending agreements.

Section 6.08 Capital Contributions. Commit to make any capital contributions or enter into any agreement with any Person that would require it to contribute capital following the payment of the initial subscription or purchase price for the Issuer’s interest therein.

Section 6.09 Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Issuer may, provided no Default or Event of Default has occurred and is continuing or would result therefrom, engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Issuer than could be obtained on an arm’s-length basis from unrelated third parties.

Section 6.10 Senior Securities. Other than the Notes, issue any “senior securities”, as such term is defined in the first paragraph of Section 18(g) of the Investment Company Act and without regard to the second paragraph thereof.

ARTICLE VII

EVENTS OF DEFAULT

In case of the happening of any of the following events (“Events of Default”):

(a) Payment Default. (i) Default shall be made in the payment of any principal of any Note when and as the same shall become due and payable, whether at the due date thereof, in respect of a mandatory prepayment pursuant to Section 2.08 hereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise or (ii) default shall be made in the payment of any interest on any Note or any Fees or other amounts (other than amounts referred to in clause (i) above) due under any Note Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Payment Business Days after delivery of written notice from the Paying Agent to the Issuer, provided that it is understood that Fees and interest obligations that are capitalized pursuant to this Agreement shall not give rise to an Event of Default under this clause (a) when capitalized unless such capitalization causes (A) the Aggregate Exposure to exceed the Maximum Notional Amount, (B) the Risk Ratio to exceed the Maximum Risk Ratio, (C) the Risk Ratio Two to exceed the Maximum Risk Ratio Two or (D) the Asset Coverage to be less than the Minimum Asset Coverage, and the Issuer shall have failed to make any payment required pursuant to Section 2.08 as a result thereof;

(b) Representations and Warranties. Any representation or warranty made or deemed made in or in connection with any Note Document or the Optional Increases hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished by the Issuer in connection with or pursuant to any Note Document, shall prove to have been false or misleading in any respect with respect to representations and warranties containing qualifications as to materiality or false or misleading in any material respect with respect to representations and warranties without qualifications as to materiality when so made, deemed made or furnished;

(c) Specific Covenants. Default shall be made in the due observance or performance by the Issuer of any covenant, condition or agreement contained in Sections 5.01(a), 5.02, 5.03, 5.05 or 5.08 or in Article VI of this Agreement or in Section 4 of the Collateral Agreement;

(d) Other Defaults. Default shall be made in the due observance or performance by the Issuer of any covenant, condition or agreement contained in (i) Section 5.07 of this Agreement and such default shall continue unremedied for a period of five (5) days after the earlier of the Issuer becoming aware of such default and delivery of notice thereof from the Paying Agent, the Collateral Agent or any Purchaser to the Issuer or (ii) any Note Document (other than those specified in (a), (b) or (c) above) and such default shall continue unremedied for a period of fifteen (15) days after the earlier of the Issuer becoming aware of such default and delivery of notice thereof from the Paying Agent, the Collateral Agent or any Purchaser to the Issuer;

(e) Cross Defaults. (i) The Issuer shall fail to pay any principal or interest, regardless of amount, due and payable in respect of any Indebtedness in excess of the Threshold Amount, when and as the same shall become due and payable (after giving effect to any grace period applicable thereto) or (ii) any other event or condition occurs that results in any Indebtedness in excess of the Threshold Amount becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Indebtedness in excess of the Threshold Amount or any trustee or agent on its or their behalf to cause any Indebtedness in excess of the Threshold Amount to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(f) Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Issuer, the Investment Manager or the Custodian, or of a substantial part of the property or assets of the Issuer, the Investment Manager or the Custodian under any Debtor Relief Laws, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer, the Investment Manager or the Custodian or for a substantial part of the property or assets of the Issuer, the Investment Manager or the Custodian or (iii) the winding-up or liquidation of the Issuer, the Investment Manager or the Custodian; and such proceeding or petition shall continue undismissed for thirty (30) consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(g) Voluntary Proceedings, Etc. The Issuer, the Investment Manager or the Custodian shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Laws, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (f) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer, the Investment Manager or the Custodian or for a substantial part of the property or assets of the Issuer, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(h) Judgments. (i) One or more judgments shall be rendered against the Issuer or the Investment Manager and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, (ii) any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Issuer or the Investment Manager to enforce any such judgment and such judgment (x) is for the payment of money in an aggregate amount in excess of the Threshold Amount or (y) is for injunctive relief that could reasonably be expected to result in a Material Adverse Effect or in financial losses in an aggregate amount in excess of the Threshold Amount or (iii) any judgment or order shall be entered in any investigative, administrative or judicial proceeding involving a determination that the Investment Manager (or an Affiliate) shall have violated in any material respect any civil or criminal law or regulation applicable to it in the performance of its duties as an investment manager;

(i) Investment Manager. The Collateral Agent, in its reasonable judgment, determines that (i) the Investment Manager has failed to comply with any terms set out in the Investment Management Agreement, the Governing Documents of the Issuer or any other controlling document of the Issuer and such failure could reasonably be expected to result in a Material Adverse Effect, (ii) the Investment Manager has otherwise breached any duty owed by it to the Issuer in a manner that could reasonably be expected to result in a Material Adverse Effect, or (iii) the Issuer or the Investment Manager has engaged in fraudulent activities with respect to the business of the Issuer;

(j) ERISA. The assets of the Issuer constitute “plan assets” of any employee benefit plan or plan that is subject to ERISA, Section 4975 of the Code or Similar Law;

(k) Lien Defects. Any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted by the Issuer not to be, a legal, enforceable, valid and perfected first priority security interest (subject to Permitted Liens) in the securities, assets or properties covered thereby;

(l) Change in Control. There shall have occurred a Change in Control;

(m) Material Adverse Effect. Any event or circumstance shall occur which has had or could reasonably be expected to have a Material Adverse Effect;

(n) Custodial Services. (i) The Custodian shall cease to be the sole and exclusive securities intermediary (and depository bank) of the Collateral, unless the Collateral has been transferred to a custody account at a Replacement Securities Intermediary over which the Collateral Agent has a perfected first priority security interest pursuant to a control agreement satisfactory to the Collateral Agent, (ii) the Custodian shall fail to have adequate routines and processes for accurate and timely reporting on accounts or shall otherwise be found deficient in its operations during inspections, conducted from time to time, by the Collateral Agent or shall otherwise cease to be a securities intermediary approved by the Collateral Agent (as determined by the Collateral Agent in its sole discretion), and the Collateral shall not have been transferred, within thirty (30) days after delivery of notice thereof to the Issuer, to a custody account at a Replacement Securities Intermediary over which the Collateral Agent has a perfected first priority security interest pursuant to a control agreement satisfactory to the Collateral Agent, or (iii) the Custodian shall default in any of its obligations under the Control Agreement;

(o) Valuation Statement. The Valuation Statement provided by the Custodian is unsatisfactory to the Collateral Agent in its sole discretion, including, but not limited to, data which is not updated in a reasonable time frame, data which is inaccurate or data which is misleading and is not corrected within three (3) Business Days after delivery of written notice to the Issuer from the Paying Agent or the Collateral Agent;

(p) Custodial Adverse Change. (i) Any Agent shall determine in its commercially reasonable discretion that an event or circumstance, either individually or in the aggregate, has had or could be reasonably expected to have a material adverse change in, or material adverse effect upon, (A) the business, assets, (including the Collateral), liabilities (actual or contingent), operations, condition (financial or otherwise), operating results or prospects of the Custodian, (B) the ability of the Custodian to perform its obligations under the Custodian Agreement or the Control Agreement; (C) the legality, validity or enforceability of the Custodian Agreement or the Control Agreement or (D) the rights of or benefits available to the Secured Parties (as defined in the Collateral Agreement) under the Control Agreement; and (ii) the Collateral held in or credited to the Custody Account shall not have been transferred within thirty (30) days after the delivery of notice thereof by the Paying Agent to a custody account at a Replacement Securities Intermediary over which the Collateral Agent has a perfected first priority security interest pursuant to a control agreement satisfactory to the Collateral Agent;

(q) Volatility. The Volatility of the Investments of the Issuer in Investment Funds exceeds the Maximum Aggregate Volatility;

(r) Net Asset Value. The Net Asset Value of the Issuer at any time, as reported pursuant to Section 5.03, shall fail to be at least 75% of the highest Net Asset Value of the Issuer during the period of twelve consecutive calendar months ended at or most recently prior to such time, or, if unavailable, the period commencing on the date of formation of the Issuer;

(s) Net Equity. The Net Equity of the Issuer at any time, as reported in the financial statements delivered pursuant to Section 5.03, shall be less than 50% of the highest level of Net Equity of such Issuer during the period of twelve consecutive calendar months ended at or most recently prior to such time; or

then, and in every such event (other than any event with respect to the Issuer described in paragraph (f) or (g) above upon which the following shall be deemed to occur automatically), and at any time thereafter during the continuance of such event, the Paying Agent may, and at the request of the Required Purchasers shall, by notice to the Issuer, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Notional Limit and (ii) declare the Notes then outstanding to be forthwith due and payable in whole or in part, whereupon the Notional Amounts so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Issuer accrued hereunder and under any other Note Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuer, anything contained herein or in any other Note Document to the contrary notwithstanding.

ARTICLE VIII

APPOINTMENT OF THE PAYING AGENT AND THE COLLATERAL AGENT

Section 8.01 Appointment of Agents. Each Purchaser hereby irrevocably appoints the Paying Agent and the Collateral Agent its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Note Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties (as defined in the Collateral Agreement) with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents.

Section 8.02 Limitation of Duties; Reliance by Agents; Exculpatory Provisions.

(a) Neither Agent shall have any duties or obligations except those expressly set forth in the Note Documents. Without limiting the generality of the foregoing, (i) neither Agent shall be subject to any fiduciary or other implied duties, covenants, functions, responsibilities, obligations or liabilities regardless of whether a Default has occurred and is continuing, (ii) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the VFN Purchaser and (iii) except as expressly set forth in the Note Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Issuer that is communicated to or obtained by the bank serving as Paying Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of any Purchaser or in the absence of its own gross negligence or willful misconduct, as determined by a final and nonappealable decision of a court of competent jurisdiction. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice specifying that such notice is a notice of a “Default” or “Event of Default” is given to such Agent by the Issuer or any Purchaser, and neither Agent shall be responsible for or have any duty to inspect the properties, books or records of the Issuer or to ascertain or inquire into (A) any recital, statement, warranty or representation made in or in connection with any Note Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Note Document, (D) the value, validity, enforceability, effectiveness, sufficiency or genuineness of any Note Document or any other agreement, instrument or document or any Collateral or (E) the satisfaction of any condition set forth in Article IV or elsewhere in any Note Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

(b) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document believed by it to be genuine and to have been signed or sent by the proper person or persons. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Issuer), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may refuse to take any action under this Agreement or any other Note Document unless it shall first receive such advice or concurrence of the Required Purchasers (or, if so specified by this Agreement, all Purchasers) as it deems appropriate or it shall first be indemnified to its satisfaction by the Purchasers against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Note Documents in accordance with a request of the Required Purchasers (or, if so specified by this Agreement, all Purchasers), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers and all future holders of the Notes; and provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take any action, or refrain from taking any action, with respect to any Default or Event of Default as it shall deem advisable in the best interests of the Purchasers.

(c) Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the issuance of the Notes provided for herein as well as activities as Agent. No Agent or any such sub-agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 8.03 Non-Reliance on Agents and Other Purchasers. Each Purchaser expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Issuer or any affiliate of the Issuer, shall be deemed to constitute any representation or warranty by any Agent to any Purchaser. Each Purchaser represents to the Agents that it has, independently and without reliance upon any Agent or any other Purchaser, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Issuer and its affiliates and made its own decision to purchase the Notes hereunder and enter into this Agreement. Each Purchaser also represents that it will, independently and without reliance upon any Agent or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Note Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Issuer and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Purchasers by any Agent hereunder, no Agent shall have any duty or responsibility to provide any Purchaser with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Issuer or any affiliate that may come into the possession of such Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

Section 8.04 Indemnification. The Purchasers agree to indemnify each Agent and its Related Parties (to the extent not reimbursed by the Issuer and without limiting the obligation of the Issuer to do so), ratably according to each Purchaser’s Aggregate Exposure in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Notional Limit shall have terminated and the Notes shall have been paid in full, ratably according to each Purchaser’s Aggregate Exposure immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements imposed on, incurred by or asserted against such Person in any way relating to or arising out of this Agreement, any of the other Note Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Person under or in connection with any of the foregoing; provided that no Purchaser shall be liable for the payment of any portion of such losses, claims, damages, liabilities or related expenses that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct.

Section 8.05 Limitation of Liability. The Purchasers and the Agents acknowledge and agree that the obligations of the Issuer hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the Issuer, personally, but shall bind only the trust property of the Issuer, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the trustees of the Issuer and signed by an officer of the Issuer, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Issuer as provided in its Declaration of Trust.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by fax or via email in PDF format, as follows:

(a) if to the Issuer, to it at its address set forth in Annex I to the Supplemental Schedule;

(b) if to the VFN Purchaser, the Paying Agent or the Collateral Agent, to Credit Suisse International, c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010, Attention: Head of Fund Linked Products Americas (Fax No. (212) 743-4414); and

(c) if to any other Purchaser, addressed as specified for such communications at such address as any such Purchaser shall have specified to the Issuer and the Paying Agent in writing.

All notices and other communications shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or electronic mail or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

Section 9.02 Survival of Agreement. All representations and warranties made by the Issuer herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Note Document shall survive the execution and delivery hereof and thereof and shall continue in full force and effect as long as any Outstanding Amount is outstanding or the Notional Limit has not been terminated and Sections 2.09, 2.10, 2.11, 8.04, 9.02 and 9.04 shall survive the termination of this Agreement and remain operative and in full force and effect regardless of the invalidity or unenforceability of any term or provision of this Agreement or any other Note Document, or any investigation made by or on behalf of the Paying Agent, the Collateral Agent, or any Purchaser.

Section 9.03 Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of such Person that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) The Notes are issuable as registered notes without coupons, in denominations of at least $100,000, except as may be necessary to reflect any principal amount not evenly divisible by $100,000. The Paying Agent, acting solely for this purpose as agent of the Issuer, shall keep at its principal office a register in which the Issuer shall provide for the registration and transfers of the Notes. No Note may be transferred to any Person (other than the VFN Purchaser) unless such Person shall have first delivered an Investor Letter to the Paying Agent. Furthermore, unless a Default or an Event of Default has occurred and is continuing, no Purchaser may transfer or assign all or a portion of its Notes without the prior written consent of the Issuer (such consent not to be unreasonably withheld or delayed); provided, that no consent of the Issuer shall be required if such transfer or assignment is to (i) a securitization conduit sponsored by the Purchaser which funds itself primarily through the issuance of commercial paper, extendable notes, callable notes or similar short-term or long-term debt instruments, (ii) any existing Purchaser or (iii) an Affiliate of any existing Purchaser having a credit rating by an internationally recognized rating agency of no more than one level below the credit rating of the VFN Purchaser as of the date of this Agreement. Upon surrender for registration of transfer of any Note at the principal office of the Issuer, the

Issuer shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Issuer. Whenever any Notes are so surrendered for exchange, the Issuer shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each installment of principal payable on each installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Subject to compliance with any other conditions for transfer hereunder, upon delivery of an Investor Letter to the Paying Agent, such Purchaser shall agree pursuant to such Investor Letter, and thereupon be deemed, to be party to this Agreement as a Purchaser. No transferee of any Purchaser shall be entitled to receive any greater payment under Section 2.11 than such Purchaser would have been entitled to receive with respect to the Note transferred, unless such transfer is made at a time when the circumstances giving rise to such greater payment did not exist.

(c) Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Issuer will make and deliver a replacement Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

(d) Prior to due presentment for registration of transfer, the Issuer and the Paying Agent may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on, and other amounts payable with respect to, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Issuer and the Paying Agent shall not be affected by notice to the contrary.

(e) Any Purchaser may, in connection with any transfer or proposed transfer pursuant to this Section 9.03, disclose Information to any transferee or proposed transferee that has executed an agreement to preserve the confidentiality of such Information on terms no less restrictive than those applicable to the Purchasers pursuant to Section 9.15.

(f) Any Purchaser may at any time assign all or any portion of its rights under this Agreement and its Notes to secure extensions of credit to such Purchaser or in support of obligations owed by such Purchaser; provided that no such assignment shall release a Purchaser from any of its obligations hereunder or substitute any such assignee for such Purchaser as a party hereto.

(g) The Notes have not been and will not be registered under the Securities Act and may be offered, sold or delivered only in transactions exempt from the registration requirements of the Securities Act. To permit compliance with Rule 144A under the Securities Act and in connection with the resale of the Notes the Issuer will be required to furnish, upon request of any Purchaser, to the Purchaser and a prospective transferee designated by such Purchaser, the information required to be delivered under Rule 144A(d)(4) under the Securities Act if at the time of the request the Issuer is not a reporting company under Section 13 or Section 15(d) of the Exchange Act, or exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act.

(h) The Issuer shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Paying Agent and each Purchaser, and any attempted assignment without such consent shall be null and void.

Section 9.04 Expenses; Indemnity. (a) The Issuer agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Paying Agent, the Collateral Agent and the Purchasers (A) in connection with the preparation of this Agreement and the other Note Documents; provided, however, that the Issuer shall not be required to pay, or be liable or responsible for, any fees, charges, expenses or any other amounts with respect to the preparation of this Agreement and the other Note Documents that, individually or in the aggregate, exceed

$65,000; and (B) in connection with the administration of or any amendments, modifications or waivers of the provisions of this Agreement or the other Note Documents (whether or not the transactions hereby or thereby contemplated shall be consummated); and (ii) all expenses incurred by the Paying Agent, the Collateral Agent or the Purchasers in connection with the enforcement or protection of its rights in connection with this Agreement and the other Note Documents or in connection with the purchase of the Notes hereunder, including (1) the fees, charges and disbursements of Sidley Austin LLP as counsel for the Paying Agent, the Collateral Agent and the Purchasers, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other expert or counsel for the Paying Agent, the Collateral Agent or the Purchasers, (2) any expenses incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any lien granted under the Collateral Documents, (3) the redemption, collection, sale or other disposition of any Collateral, (4) the exercise by the Collateral Agent of any of its rights or powers under the Collateral Documents and (5) the amount of any taxes, other than Excluded Taxes, that the Collateral Agent may have been required to pay by reason of the liens granted under the Collateral Documents or to free any Collateral from any other lien thereon.

(b) The Issuer agrees to indemnify the Paying Agent, the Collateral Agent, each Purchaser, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees, charges and disbursements of counsel and any experts or sub agents appointed by it, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Note Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Notes, (iii) the breach of any of the representations and warranties of the Issuer in this Agreement or any Note Document or any other Default or Event of Default or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Issuer, or any of its respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have been paid or reimbursed by the Issuer pursuant to Section 9.04(a) or are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section 9.04(b) shall be payable within three (3) Business Days after Issuer’s receipt of written demand therefor. Any such amount not paid on demand will bear interest for each day thereafter until paid at a rate per annum equal to the Default Rate. If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or any other transaction provided for in the Note Documents, the Issuer will pay such tax and provide any required tax stamps to the Collateral Agent or as otherwise required by law.

(c) To the extent permitted by applicable law, the Issuer shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Note Documents, any other agreement or instrument contemplated hereby, the Transactions, any Note or the use of the proceeds thereof.

Section 9.05 Right of Setoff. If an Event of Default has occurred and is continuing, each Purchaser is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Purchaser or its Affiliates to or for the credit or the account of the Issuer against any of and all the obligations of the Issuer now or hereafter existing under this Agreement and other Note Documents held by each Purchaser or its Affiliates, irrespective of whether or not such Purchaser or its Affiliates shall have made any demand under this Agreement or such other Note Document and although such obligations may be unmatured. The rights of each Purchaser under this Section 9.05 are in addition to other rights and remedies (including other rights of setoff) which such Purchaser may have. For the avoidance of doubt, each party hereto understands and agrees that no Purchaser or any Affiliate thereof may exercise any right of setoff against any Affiliate of the Issuer and the obligations under the Note Documents shall be solely the obligations of the Issuer and not of any investment fund Affiliated with the Issuer.

Section 9.06 Applicable Law; Waiver of Jury Trial. (a) THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE

GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF).

(b) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06.

Section 9.07 Waivers; Amendment. (a) No failure or delay of the Paying Agent, the Collateral Agent or any Purchaser in exercising, and no course of dealing with respect to, any power or right hereunder or under any other Note Document, or the making of any Optional Increase or purchase of any Note, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Paying Agent, the Collateral Agent and the Purchasers hereunder and under the other Note Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Note Document or consent to any departure by the Issuer therefrom shall in any event be effective unless the same shall be permitted by this Section 9.07, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Issuer in any case shall entitle the Issuer to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Issuer and the Required Purchasers (or the Paying Agent at the direction of the Required Purchasers); provided that, no such agreement shall be effective if the effect thereof would be to:

(i) increase the Notional Limit of the VFN Purchaser or postpone the scheduled date of maturity beyond the Maturity Date, in each case, without the written consent of the VFN Purchaser (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, or Default or Event of Default shall constitute an increase in the Notional Limit) of a Purchaser;

(ii) other than with respect to Section 2.03(b)-(e), reduce the principal amount of any Note or reduce the rate of interest thereon (other than interest pursuant to Section 2.05); or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Purchaser directly affected thereby;

(iii)(A) change the scheduled final maturity of any Note, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Note, other than pursuant to Section 2.07, (B) postpone the date of payment of any Obligation or any fees or interest payable hereunder, other than pursuant to Sections 2.04(b) and 2.05(a), respectively, or (C) change the amount of, waive, or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.05), in any case, without the written consent of each Purchaser directly affected thereby;

(iv) permit the assignment or delegation by the Issuer of any of its rights or obligations under any Note Document, without the written consent of each Purchaser;

(v) release all or a substantial portion of the Collateral from the Liens of the Collateral Documents without the written consent of each Purchaser;

(vi) change Section 2.07 in a manner that would alter any pro rata sharing of payments or setoffs required thereby or any provisions in a manner that would alter the pro rata allocation among Purchasers of Notional Amounts, without the written consent of each Purchaser directly affected thereby;

(vii) change any provision of this Section 9.07(b) without the written consent of each Purchaser directly affected thereby;

(viii) change the percentage set forth in the definition of “Required Purchasers” or any provision of any Note Document (including this Section 9.07(b)) specifying the number or percentage of Purchasers required to waive, amend, or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Purchaser, other than to increase such percentage or number or to give any additional Purchaser such right to waive, amend or modify or make any such determination or grant any such consent;

(ix) change or waive any provision of Article VIII as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case, without the written consent of such Agent; or

(x) change or waive any obligation of the Purchasers relating to the making of any Optional Increase or purchase of a Note, without the written consent of such Purchasers.

Section 9.08 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Notional Amount, together with all Fees, charges and other amounts which are treated as interest on such Notional Amount under applicable law, shall exceed the maximum lawful rate which may be contracted for, charged, taken, received or reserved by the applicable Purchaser or participation in accordance with applicable law, the rate of interest payable in respect of such Notional Amount or participation hereunder, together with all Fees, charges and other amounts payable in respect thereof, shall be limited to such maximum lawful rate and, to the extent lawful, the interest and Fees, charges and other amounts that would have been payable in respect of the Notes but were not payable as a result of the operation of this Section 9.08 shall be cumulated and the amounts payable to such Purchaser in respect of other Notional Amounts or participations or periods shall be increased (but not above the highest rate permitted by statute) until such cumulated amount, together with interest thereon at the Alternate Interest Rate to the date of repayment, shall have been received by such Purchaser.

Section 9.09 Conflicts Disclosure. Each of the Purchasers, the Paying Agent and the Collateral Agent hereunder and their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Issuer or any Subsidiary or other Affiliate thereof as if it were not an Agent, or a Purchaser hereunder. With respect to its Notes, each Agent shall have the same rights and powers under this Agreement and the other Note Documents as any Purchaser and may exercise the same as though it were not an Agent, and the terms “Purchaser” and “Purchasers” shall include each Agent in its individual capacity.

Section 9.10 Entire Agreement. This Agreement and the other Note Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Note Documents. Nothing in this Agreement or in the other Note Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Paying Agent, and the Purchasers) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Note Documents. This Agreement shall become effective when it shall have been executed by the Issuer, the Paying Agent, the Collateral Agent and the VFN Purchaser and when the Paying Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.11 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Note Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.12 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.10. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.13 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.14 Jurisdiction; Consent to Service of Process. (a) The Issuer agrees that it shall bring any legal action or proceeding against any other party arising out of or relating to this Agreement or the other Note Documents or the transactions contemplated hereby or thereby in a New York State court or Federal court of the United States of America sitting in New York City. The Issuer hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of, and each other party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of, any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Note Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Paying Agent, the Collateral Agent or any Purchaser may otherwise have to bring any action or proceeding relating to this Agreement or the other Note Documents against the Issuer or its properties in the courts of any other jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Note Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) The Issuer hereby irrevocably designates and appoints the Process Agent, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in this Section 9.14, and hereby consents to process being served upon the Process Agent in any such suit, action or proceeding. The Issuer irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service and agrees that such service shall be deemed in every respect effective service of process upon the Issuer in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to the Issuer. Nothing in this provision shall affect the right of the Collateral Agent or the Purchasers to serve process in any other manner permitted by law or limit the right of the Collateral Agent or the Purchasers to bring proceedings against the Issuer in the courts of any jurisdiction or jurisdictions. The Issuer represents and warrants that the Process Agent has agreed in writing to accept such appointment and that a true copy of such designation and acceptance has been delivered to the Collateral Agent. Such designation and appointment shall be irrevocable until all Obligations under this Agreement shall have been paid in full in accordance with the provisions hereof. If such agent shall cease so to act, the Issuer covenants and agrees to designate irrevocably and appoint without delay another such agent satisfactory to the Collateral Agent and to deliver promptly to the Collateral Agent evidence in writing of such other agent’s acceptance of such appointment. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.15 Confidentiality. Each party hereto agrees to maintain the confidentiality of the Information (as defined below) and shall not use the Information for purposes not arising in connection with or as a result of this Agreement, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) with respect to the Agents, and each Purchaser, to the extent requested by any relevant regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) with respect to the Agents, and each Purchaser, in connection with the exercise of any remedies hereunder or under the other Note Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder; provided that any such disclosure of Information under this subsection (d) in respect of the exercise of such remedies hereunder shall only be permitted if necessary, required or advisable by applicable law, process or regulation, (e) with respect to the Agents and each Purchaser, subject to an agreement containing provisions substantially the same as those of this Section 9.15, to (i) any actual or prospective assignee (or its advisors) of in any of its rights or obligations under this Agreement and the other Note Documents permitted by Section 9.03 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Issuer or any Subsidiary or any of their respective obligations, (f) with the consent of the disclosing party or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.15. For the purposes of this Section, “Information” shall mean all written information received from the disclosing party and related to its business that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received as being confidential information, other than any such information that (i) was available to the recipient on a nonconfidential basis prior to its disclosure by the disclosing party or (ii) was or is independently developed by the recipient. Any Person required to maintain the confidentiality of Information as provided in this Section 9.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information. Notwithstanding anything to the contrary herein, each party (and each of their employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction that may described or included within the Information and all material of any kind (including opinions or other tax analyses) that may be provided to the Paying Agent or the Purchasers relating to such U.S. tax treatment and U.S. tax structure. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. federal income tax treatment of the transaction, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of the transaction.

Section 9.16 USA PATRIOT Act Notice. The VFN Purchaser and the Paying Agent (for itself and not on behalf of the VFN Purchaser) hereby notifies the Issuer that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Issuer, which information includes the name and address of the Issuer and other information that will allow the VFN Purchaser or the Paying Agent, as applicable, to identify the Issuer in accordance with the USA PATRIOT Act.

Section 9.17 Credit Suisse Securities (USA) LLC. Credit Suisse Securities (USA) LLC is acting as agent for the parties with respect to this Transaction on a disclosed basis. The parties hereby agree that the Credit Suisse Securities (USA) LLC has no obligation, by guarantee, endorsement or otherwise, with respect to the performance of any party’s obligations hereunder.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALTERNATIVE INVESTMENT PARTNERS ABSOLUTE RETURN FUND

By:
Name:	Matthew R. Graver
Title:	Vice President

CREDIT SUISSE INTERNATIONAL, individually as VFN Purchaser and as Paying Agent and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to

Note Purchase Agreement

(Alternative Investment Partners Absolute Return Fund)

APPENDIX 1: HAIRCUT METHODOLOGY

Haircut	The greater of (a) the ratio (expressed as a percentage) of (i) the aggregate Haircut Amount for each Investment in an Investment Fund to (ii) the Aggregate Collateral Value and (b) the Minimum Haircut.

Haircut Two	The greater of (a) the ratio (expressed as a percentage) of (i) the aggregate Haircut Amount (calculated in every respect after excluding Investments for which redemptions have been submitted and have not been revoked or cancelled or Investments that have a stated liquidity of three (3) days or less) for each Investment in an Investment Fund (other than (x) Investments for which redemptions have been submitted and have not been revoked or cancelled or (y) Investments that have a stated liquidity of three (3) days or less) to (ii) (x) the Aggregate Collateral Value at such time minus (y) the aggregate Market Value of all Investments included in “Aggregate Collateral Value” for which redemptions have been submitted and have not been revoked or cancelled at such time or that have a maturity of three (3) days or less and (b) the Minimum Haircut (calculated in every respect after excluding Investments for which redemptions have been submitted and have not been revoked or cancelled Investments that have a stated liquidity of three (3) days or less).

Minimum Haircut	The sum of the two largest Manager Percentages.

Investment Fund	A hedge fund, investment partnership or other investment fund in which an Investment is owned by the Issuer.

Market Value	The market value of any Investment as determined by the Collateral Agent in its sole discretion. For the avoidance of doubt, Investments in Investment Funds that are not approved as eligible collateral by the Collateral Agent shall be assigned a Market Value of zero.

Diversification Factor	One divided by the sum of the squares of the Market Value of the Investments in each Investment Fund, each expressed as a percentage of Aggregate Collateral Value.

Haircut Amount	For each Investment in an Investment Fund, the sum of (a) the Base Haircut Amount, (b) the Manager Concentration Haircut Amount, (c) the Strategy Concentration Haircut Amount and (d) the Redemption Fee Haircut Amount.

Base Haircut Amount

For each Investment in an Investment Fund, the product of (a) the Market Value and (b) the interpolated percentage produced by the Base Haircut Table as a function of Liquidity and the Diversification Factor. “Liquidity” shall mean at any time with respect to any Investment Fund, the maximum number of calendar days (including any notice and lock-up periods) required by the applicable Investment Fund to redeem substantially all investments in such Investment Fund, as adjusted by the Collateral Agent to account for any limitations that the Investment Fund imposes on the amount of investments in such Investment Fund that may be redeemed by an investor (including, but not limited to, limitations on the aggregate net asset value or percentage of investments in such Investment Fund that may be redeemed in any given period).

The Collateral Agent may increase the Base Haircut Amount in the event of a material change in liquidity, investment strategy, change in key management, or any other material event deemed relevant by the Collateral Agent.

Appendix I-1

Manager Concentration Haircut Amount

For each Investment in an Investment Fund, the product of (a) the Excess Manager Percentage and (b) its Market Value less any previously applied haircut amounts.

The Manager Percentage equals the ratio of (i) the Market Value of all Investments managed by a single manager (or managers) to (ii) the Aggregate Collateral Value.

The Excess Manager Percentage equals the ratio of (A) 75% of the excess (if any) of the Manager Percentage for the manager of each Investment over 15% to (B) the Manager Percentage for such manager.

Redemption Fee Haircut Amount	For each Investment in an Investment Fund, any fee that would be paid to redeem such Investment less any previously applied haircut amounts.

Strategy Concentration Haircut Amount

For each Investment in an Investment Fund, the product of (a) the Excess Strategy Percentage and (b) its Market Value less any previously applied haircut amounts.

The Strategy Percentage is equal to the ratio of (i) the aggregate Market Value of all Investments in Investment Funds with the same Strategy Classification to (ii) the Aggregate Collateral Value.

The Excess Strategy Percentage equals the ratio of (X) 50% of the excess (if any) of the Strategy Percentage for a Strategy Classification of each Investment in an Investment Fund over the Strategy Classification Threshold to (Y) the Strategy Percentage for such strategy.

Table 1 – Base Haircut Table

	Diversification Factor
Liquidity	40	20	15	10	5
60	30%	34%	38%	44%	60%
120	30%	36%	40%	46%	62%
180	32%	39%	42%	49%	64%
270	36%	43%	46%	52%	68%
455	44%	50%	58%	66%	76%
730	55%	65%	75%	85%	95%
1095	85%	90%	100%	100%	100%
1096	100%	100%	100%	100%	100%

Table 2 – Strategy Classification Table

Strategy Classification	Strategy Classification Threshold
Equity Market Neutral	45%
Equity Long Short	45%
Global Macro	35%
Managed Futures	35%
Convertible Arbitrage	35%
Event Driven	35%
Fixed Income Arbitrage	35%
Multi Strategy	35%
Equity Short Bias	25%
Emerging Markets	25%

Appendix I-2

APPENDIX 2: REPLACEMENT SECURITIES INTERMEDIARIES

Appendix 2-1

EXHIBIT A

THIS NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR PURSUANT TO THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. ACCORDINGLY, THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS EITHER REGISTERED UNDER THE ACT AND APPLICABLE STATE LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THE HOLDERS OF BENEFICIAL INTERESTS HEREIN AGREE FOR THE BENEFIT OF THE ISSUER THAT THE NOTE MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY IF ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE ACT TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE ACT (A “QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE ACT.

FORM OF VARIABLE FUNDING NOTE

ALTERNATIVE INVESTMENT PARTNERS ABSOLUTE RETURN FUND

FLOATING RATE SENIOR SECURED VARIABLE FUNDING NOTE

No. [ ]	[Date]
$[ ]

FOR VALUE RECEIVED, the undersigned, ALTERNATIVE INVESTMENT PARTNERS ABSOLUTE RETURN FUND (herein collectively called the “Issuer”), a Delaware statutory trust, hereby promises to pay to Credit Suisse International, in its capacity as Purchaser, or registered assigns, the sum of (a) the principal amount of the lesser of (i) [                            ] DOLLARS ($            ) and (ii) the aggregate unpaid principal amount of all Optional Increases made by the Purchaser pursuant to Section 2.02 of that certain Note Purchase Agreement, dated as of December 21, 2009 (as from time to time amended, the “Note Purchase Agreement”), between the Issuer, the Purchasers named therein and Credit Suisse International, as VFN Purchaser, Paying Agent and Collateral Agent, plus (b) interest and fees which have been added to the principal pursuant to Section 2.04(b) or Section 2.05(a) of the Note Purchase Agreement, on the dates specified in the Note Purchase Agreement. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Note Purchase Agreement. The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time from the date hereof at the rates per annum and on the dates as provided in the Note Purchase Agreement, unless capitalized pursuant to Section 2.05(a) of the Note Purchase Agreement, until paid in full (both before and after judgment). Payments of principal of, and interest on, and any other amounts payable with respect to this Note are to be made in lawful money of the United States of America to the registered holder hereof at the address shown in the register maintained by the Issuer for such purpose, in the manner described in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement and subject to compliance with any conditions contained therein, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer and the Issuer’s acceptance thereof, the Issuer may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of interest and principal and for all other purposes, and the Issuer will not be affected by any notice to the contrary.

This Note is the sole Senior Secured Variable Funding Note issued pursuant to the Note Purchase Agreement, and is entitled to the benefits thereof. All provisions of the Note Purchase Agreement are deemed incorporated herein by reference, including all restrictions on transfer. This Note is secured as provided in the Note Documents. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE

Exhibit A-1

STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF).

ALTERNATIVE INVESTMENT PARTNERS ABSOLUTE RETURN FUND

By:
Name:
Title:

Exhibit A-2

EXHIBIT B

FORM OF

OPTIONAL INCREASE REQUEST

[Date]

Credit Suisse International

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010

Attention: Head of Fund Linked Products Americas

Fax No.: (212) 743-4414

Ladies and Gentlemen:

Reference is made to the Note Purchase Agreement dated as of December 21, 2009 by and among the undersigned, as Issuer, the Note Purchasers from time to time party thereto, and you, as VFN Purchaser, Paying Agent and Collateral Agent (the “Note Purchase Agreement”). Pursuant to Section 2.02 of the Note Purchase Agreement, the undersigned hereby gives you irrevocable notice, that the undersigned hereby requests an optional increase in the Notional Amount under the Note Purchase Agreement, and in that connection sets forth below the information relating to such increase (the “Proposed Optional Increase”) as of the date hereof:

Optional Notional Increase Amount: [                    ]

Optional Increase Date: [                    ]

Wire Instructions:

Bank: [                    ]

ABA No. [                    ]

Account No. [                    ]

Attention: [                    ]

ALTERNATIVE INVESTMENT PARTNERS ABSOLUTE RETURN FUND

By:
Name:
Title:

Exhibit B-1

EXHIBIT C

FORM OF INVESTOR LETTER

[Date]

ALTERNATIVE INVESTMENT PARTNERS ABSOLUTE RETURN FUND

_________________________

_________________________

ALTERNATIVE INVESTMENT PARTNERS ABSOLUTE RETURN FUND

Floating Rate Senior Secured Variable Funding Note, due 2010 (the “Variable Funding Note”)

Dear Sirs:

Reference is made to that certain Note Purchase Agreement, dated December 21, 2009 (the “Note Purchase Agreement”), by and among Alternative Investment Partners Absolute Return Fund, as Issuer and Credit Suisse International, as Paying Agent, Collateral Agent and [VFN Purchaser], and the Purchasers from time to time party thereto. Capitalized terms used herein and not defined herein shall have the meaning ascribed to such terms in the Note Purchase Agreement.

In connection with our purchase of a Note [and in satisfaction of the requirement for the issuance of such Note, as set forth in Section 9.03(b) of the Note Purchase Agreement], we hereby represent and agree as follows:

1. We have been furnished, and have received and reviewed, a copy of the Note Purchase Agreement and the related Supplemental Schedule and all other requested Note Documents and have made such investigation as we deem necessary to evaluate the merits and risks involved in an investment in the Notes.

2. We expressly understand and acknowledge that the Note has not been registered under the Securities Act of 1933, as amended (the “Act”) and, accordingly, the Note may not be reoffered, sold or otherwise pledged, hypothecated or transferred unless so registered or an applicable exemption from the registration requirements of the Act is available.

3. We represent and warrant that (a) we are a “qualified institutional buyer” within the meaning of Rule 144A of the Act, (b) for purposes of Section 3(c)(7) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), we are a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act, (c) we are not (i) a dealer described in Rule 144A(a)(1)(ii) that owns and invests on a discretionary basis less than U.S. $25,000,000 in securities of issuers that are not affiliated with the dealer, (ii) a partnership, common trust fund, special trust, pension fund, retirement plan or other entity in which the partners, beneficiaries, beneficial owners or participants, as the case may be, may designate the particular investments to be made or the allocation thereof; (iii) an investment company excepted from the Investment Company Act pursuant to Section 3(c)(1) or Section 3(c)(7) thereof (or a foreign investment company under Section 7(d) thereof relying on Section 3(c)(1) or Section 3(c)(7) thereof with respect to its U.S. holders) and formed on or prior to April 30, 1996, that has not received the consent of each of its beneficial owners with respect to its treatment as a qualified purchaser in the manner required by section 2(a)(51)(c) of the Investment Company Act and the rules thereunder or (iv) an entity that will have invested more than 40% of its assets in the Note subsequent to the purchase of its beneficial interest in the Note, (d) we were not formed for the purpose of investing in the Note, (e) we will hold at least the minimum denomination of the Note permitted under the Note Purchase Agreement, (f) we will provide notice of applicable transfer restrictions to any subsequent transferee, (g) we are purchasing for our own account or for the accounts (as to each of such account we exercise sole investment discretion) of one or more other persons each of whom meets all of the requirements of clauses (a) through (g), and (h) we agree we will not reoffer, resell, pledge or otherwise transfer the Note or any interest therein to any Person except to a Person that meets all of the requirements of clauses (a) through (g) and that agrees not to subsequently transfer the Note or any interest therein except in accordance with this clause (h) and has executed an Investor Letter addressed to the Issuer and the Paying Agent. We agree to comply with any other transfer restrictions, or other related procedures described in the Note Documents.

Exhibit C-1

4.(a) (i) We, by reason of our business and financial experience, have such knowledge, sophistication, and experience in business and financial matters that we are capable of evaluating the merits and risks of the prospective investment in the Note, (ii) we are able to bear the economic risk of such investment and (iii) we have prior experience investing in private funds (including funds of funds) and in notes issues by private funds (including funds of funds).

(b) We have made our own investigations as we deemed necessary to arrive at an independent evaluation of the Issuer and the investment in the Note and have consulted our own legal counsel and financial, accounting, regulatory and tax advisors to determine the consequences of such an investment and have relied on information other than that obtained from the [VFN] Purchaser, the Paying Agent or the Collateral Agent.

(c) The Paying Agent, Collateral Agent and [VFN] Purchaser have made no representations or warranties as to the consequences of an investment in the Note by us or the compliance of such an investment with our internal policies and guidelines and no communication (written or oral) received from any party shall be deemed to be an assurance or guarantee as to the expected results of that investment. We have not relied on the Paying Agent, the Collateral Agent or the [VFN] Purchaser in connection with our investigation of the Issuer or our investment in the Note.

5. We represent and warrant that we are not and are not acquiring the Note on behalf of (a) an “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to Title I of ERISA, (b) a “plan” (as defined in Section 4975 of the Code) that is subject to Section 4975 of the Code, (c) an employee benefit plan or plan that is not subject to Title I of ERISA or Section 4975 of the Code but is subject to any law, rule or regulation substantially similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) (each of (a), (b) and (c) an “ERISA Plan”) or (d) a person or entity the underlying assets of which are deemed to constitute the assets of an ERISA Plan for purposes of ERISA, Section 4975 of the Code or Similar Law. This representation and warranty shall be deemed to be made on each day that any Note is outstanding hereunder. The Issuer will not take any action during the term of this Agreement that would render the foregoing representation and warranty untrue, incorrect or incomplete. We will not reoffer, resell, pledge or otherwise transfer the Note or any interest therein to any Person except to a Person that satisfies the requirements of this representation and warranty and will not subsequently transfer the Note or any interest therein except in accordance with this Section 5.

6. We are purchasing the Note for our own account for investment purposes, and not with a view to distribution.

7. The Note was not offered or sold to us by, and we will not, acting either as principal or agent, offer, sell, reoffer or resell any such Note (or approve the resale of any such Note) by, any form of general solicitation or advertising, including but not limited to:

(a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio; or

(b) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

8. Prior to the sale we were given the opportunity (i) to ask questions of, and receive answers from the Issuer, the Paying Agent and the Collateral Agent concerning the terms and conditions of the offering and (ii) to obtain any additional information requested concerning the Note Documents and the Note, to the extent the Issuer, the Paying Agent or the Collateral Agent possessed such information or could acquire it without unreasonable effort or expense.

9. If we are acquiring any Note on behalf of more than one beneficial owner, we confirm (i) on behalf of each such beneficial owner each of the matters set forth in the foregoing paragraphs 1 through 8 and (ii) that each such beneficial owner will own not less than the minimum denomination of the Note permitted under the Note Purchase Agreement.

10. We understand and agree that in making decisions as to whether to purchase or sell the Note, we must rely on our own examination of the Issuer and the terms and conditions of the Note Documents and the Note, and that the Paying Agent, the Collateral Agent and the [VFN] Purchaser shall not be deemed to make any recommendation regarding the amounts of any investment in the Note or the suitability of an investment in the Note by us.

Exhibit C-2

11. We acknowledge that the [VFN] Purchaser and its Affiliates may currently, or in the future, engage in transactions with the Issuer and with the issuers of Investment Funds held by the Issuer.

12. Either (a) (i) we are organized under the laws of a state of the United States (including the District of Columbia), (ii) our taxpayer identification number is                                 , and (iii) our name contains Incorporated, Inc., Corp., Corporation, P.C., insurance company, indemnity company, reinsurance company, or assurance company, or we have attached a complete and executed IRS Form W-9 upon the purchase of a Note; or,

(b) we certify that no amounts are required to be deducted or withheld in respect of U.S. federal income tax in respect of the Note held by us and we have attached a complete and executed IRS Form W-8BEN, W-8ECI or W-8IMY (with all appropriate attachments) consistent with such certification.

13. We, if not a “United States person” (as defined in Section 7701(a)(30) of the Code), either (i) are not a bank (within the meaning of Section 881(c)(3)(A) of the Code) or an affiliate of a bank, do not actually or constructively own 10% or more of the total combined voting power of all classes of stock entitled to vote of the Issuer, and are not a controlled foreign corporation for U.S. federal income tax purposes that is related to the issuer of any debt instruments held by any Custodian, or (ii) are a Person (or a wholly owned affiliate of a Person) that is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States and no payments to be received by us pursuant to the note will be attributable to a permanent establishment in the United States or (iii) each payment to be received by us pursuant to the Note will be effectively connected with our conduct of a trade or business within the United States.

14. [We acknowledge and agree that upon our purchase of the Note, we shall be a party to the Note Purchase Agreement as Purchaser pursuant to Section 9.03(b) thereto.]

15. We represent and warrant that we have the authority to make each and every representation and warranty in this letter agreement, and that the officer executing this letter agreement on our behalf has the authority to do so.

16. We represent and warrant that we are not, nor are any of our directors, members of senior management, material ultimate beneficial owners or principal third parties with whom we are engaged in business, listed on the Specially Designated Nationals and Blocked Persons list, as published by the United States Department of Treasury Office of Foreign Assets Control from time to time, and available on the Internet at the following website: <http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf> or any official successor website or other replacement official publication of such list.

(Name of Purchaser)

By:
Printed Name:
Title:
Mailing Address of Purchaser:

The undersigned, an officer of (Name of Purchaser), hereby certifies that (i)                      is the duly elected and acting                      of (Name of Purchaser), (ii) that the signature appearing above is his genuine signature, and (iii) that such Person has the authority, on behalf of the (Name of Purchaser), to make the representations and warranties appearing above.

IN WITNESS WHEREOF, I have subscribed my name as of the date first above written.

By:
Name:
Title:

Exhibit C-3